Exhibit 10.1

Confidential materials omitted and filed
separately with the Securities and Exchange
Commission.  Asterisks denote such omission.

DATED AS OF JANUARY 3, 2003

CAMBRIDGE ANTIBODY TECHNOLOGY LIMITED   (1)

and

DYAX CORP. (2)

AMENDMENT AGREEMENT

TABLE OF CONTENTS

1.	DEFINITIONS

2.	AMENDMENT OF ORIGINAL AGREEMENTS

3.	OPTION FOR PRODUCT LICENCES

4.	TARGET OPTION NOTICE AND GATEKEEPING PROCEDURE

5.	GRANT OF PRODUCT LICENCE

6.	TERMS OF THE PRODUCT LICENCES

7.	GRANT OF OTHER PURPOSES LICENCE

8.	CONSIDERATION

9.	PROVISIONS RELATING TO PAYMENT OF CONSIDERATION

10.	CAT DEVELOPMENT LICENSE FOR DYAX THERAPEUTIC ANTIBODY PRODUCTS

11.	CO-DEVELOPMENT AGREEMENT OPTION

12.	REDUCTION OF ROYALTY UNDER ORIGINAL AGREEMENTS

13.	REPRESENTATIONS AND WARRANTIES

14.	DURATION AND TERMINATION

15.	SUBLICENSING OF DYAX PATENT RIGHTS

16.	GOVERNING LAW AND JURISDICTION

17.	ASSIGNMENT

18.	MISCELLANEOUS

i

THIS AGREEMENT is made as of January 3, 2003

BETWEEN:

(1)                                  CAMBRIDGE ANTIBODY TECHNOLOGY LIMITED (Registered in England No. 2451177) whose registered office is at The Milstein Building, Granta Park, Cambridge, Cambridgeshire, CB1 6GH, UK (“CAT”).

(2)                                  DYAX CORP. a corporation organised and existing under the laws of the State of Delaware having its principal place of business at 300 Technology Square, Cambridge, Massachusetts 02139 USA (“Dyax”).

BACKGROUND:

(a)                                  The Parties entered into the Original Agreements (as defined below) regarding the use of their respective rights in (b) and (c) below.

(b)                                 CAT is the owner or exclusive licensee (pursuant to an agreement dated 7 January 1997 between CAT and the Medical Research Council (“MRC”)) of the Antibody Phage Display Patents (as defined below).

(c)                                  Dyax has the right to grant licenses to certain technology described and claimed in US Patent No. 5,223,409 entitled “Directed Evolution of Novel Binding Proteins”, US Patent No. 5,403,484 entitled “Viruses Expressing Chimeric Binding Proteins”, US Patent No. 5,571,698 entitled “Directed Evolution of Novel Binding Proteins”, and other Patent Rights (as defined in the Original Agreements).

(d)                                 By this Agreement the Parties wish to amend the terms of the Original Agreements.

In consideration of the mutual covenants and undertakings set out below, THE PARTIES AGREE as follows:

1.                                      Definitions

1.1                                 In this Agreement, the terms defined in this Clause shall have the meanings specified below:

“Abbott Agreement” means the Agreement dated 20 January 1994 between CAT and Knoll AG (now known as Abbott Laboratories Inc) and relating to D2E7.

“Acceptance Fee” means the payment to CAT by Dyax or a Dyax Sublicensee, as appropriate, under Clauses 8.1.1, 8.2.1, 8.3.1 and 8.3.4(a) hereof.

“Additional Diagnostic Licences” means the Product Licences detailed in Clause 3.8.

“Additional Licence Allocation” means the [*****] Product Licences in Clauses 3.5 and 3.6.

“Affiliate” means any company, partnership or other entity which directly or indirectly Controls, is Controlled by or is under common Control with any other entity.

“Agreement” means this agreement and any and all Schedules, appendices and other addenda to it as may be amended from time to time in accordance with the provisions of this agreement.

“Antibody” means a molecule or a gene encoding such a molecule comprising or containing one or more immunoglobulin variable domains or parts of such domains or any existing or future fragments, variants, modifications or derivatives thereof.

“Antibody Diagnostic License Agreement” means the License Agreement between Dyax and CAT dated 31 December 1997 relating to antibody diagnostic products.

“Antibody Library” means any Antibody library constructed using processes which are covered by a claim of an issued and unexpired patent included within the Antibody Phage Display Patents which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

Confidential materials omitted and filed separately with the Securities and Exchange Commission.  Asterisks denote such omission.

“Antibody Phage Display Patents” means: (a) the patents and patent applications listed in Schedule 1 and any patents issuing from such patent applications, together with any divisions, registrations, confirmations, reissues, extensions, renewals, continuations, continuations-in-part, revalidations, additions, substitutions, renewals or supplementary protection certificates thereof throughout the world; and (b) any Patent Rights which claim or cover any invention or discovery which is developed by CAT or its Affiliates at any time during the term of this Agreement directly related to Antibody phage display or Antibody Services; provided, however, that Antibody Phage Display Patents shall always exclude (i) CAT Diabodies Patent Rights, (ii) any Patent Rights owned or controlled by CAT which claim or cover Catalytic Antibodies, (iii) any Patent Rights owned or controlled by CAT which claim ribosome display technology, (iv) any Patent Rights which claim Single Domain Antibodies, and (v) any Patent Rights acquired by CAT after the Commencement Date from any Third Party for consideration or as a result of CAT’s acquisition of or merger with such Third Party.

“Antibody Services” means the provision of research and/or development services for the identification, generation, derivation or development of one or more Antibody Libraries or Antibodies derived therefrom.

“Business Day” means a day (other than a Saturday or Sunday) on which the banks are ordinarily open for business in the City of London and the Commonwealth of Massachusetts.

“CAT Diabodies Patent Rights” means (a) the Patent Rights entitled “Diabodies – multivalent and multispecific binding proteins, their manufacture and use”, PCT/GB93/02492 and (b) the Patent Rights entitled “Retargeting antibodies and diabodies”, PCT/GB94/02019.

“CAT Gatekeeping Procedure” means the procedure set out in Schedule 2 which CAT shall carry out in respect of a Nominated Target prior to the grant of any Product Licence.

“CAT Know-How” means any Confidential Information of CAT which constitutes unpatented know-how, technical and other information related to the subject matter of the

Antibody Phage Display Patents as identified in Schedule 3 and as amended from time to time in accordance with Schedule 3;

“CAT Licensable Antibody” means any Antibody to a Target (a) where such Antibody has been identified, generated, developed, produced or derived by Dyax or a Dyax Sublicensee or its sublicensees and (b) the identification, generation, development, production or derivation of such Antibody uses any of the processes claimed or covered by a claim of an issued and unexpired patent included within the Antibody Phage Display Patents (which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise) or uses the CAT Know-How and (c) which is potentially useful for the development of any Diagnostic Antibody Product and/or any Therapeutic Antibody Product.

“CAT Stock” means the ordinary shares of Cambridge Antibody Technology Group plc that trade on the Official List of UKLA.

“CAT Stock Price” means the price which is the average weighted volume price of CAT Stock as published in the Daily Official List of the UKLA over the period of the preceding 20 full trading days immediately prior to the date upon which Consideration Shares fall to be allotted and issued to Dyax in accordance with Clause 12.6.

“Catalytic Antibodies” means solely those Antibodies which bind to and catalyze the chemical transformation of a substrate and in which an Antibody binding region is involved in said catalysis.

“Co-Development Option” means the option described in Clause 11.1.

“Commencement Date” means the date of this Agreement first written above.

“Competent Authority” means any national or local agency, authority, department, inspectorate, minister, ministry official, parliament or public or statutory person (whether autonomous or not) of any government of any country having jurisdiction over either any of the activities contemplated by this Agreement or the Parties including the European Commission, the Court of First Instance and the European Court of Justice.

“Competing Antibody Companies” means the entities listed on Schedule 4, together with (a) any successor to the business or substantially all of the business of any such companies and (b) any company or other entity which acquires, takes over or merges with any of those companies provided that the resulting entity continues after such acquisition, merger or takeover to compete with CAT by providing Antibody Services.

“Consideration Shares” means any CAT Stock allotted and issued by CAT to Dyax in accordance with Clause 12.6.

“Controls” means the ownership, directly or indirectly, of more than fifty percent (50%) of the outstanding equity securities of a corporation which are entitled to vote in the election of directors or a more than fifty percent (50%) interest in the net assets or profits of an entity which is not a corporation.

“Development Licence” means a licence as described in Clause 10.1.

“Development Licence Option” means the option for CAT to enter into a Development Licence with Dyax for any Dyax Therapeutic Antibody Product as described in Clause 10.1;

“Development Licence Option Notice” means the notice described in Clause 10.2;

“Diagnostic Antibody Product” means any preparation in the form of a device, compound, kit or service with utility in the diagnosis, prognosis, prediction or disease management of a disorder for any indication outside the Excluded Field which contains, comprises or the process of development or manufacture of which utilises a CAT Licensable Antibody.  The term “Diagnostic Antibody Product” shall not include any Research Product.

“Diagnostic Collaboration Licences” means the Product Licences detailed in Clause 3.7.

“Disclosing Party” means a Party which discloses Confidential Information to the other Party.

“Dyax Partner” means (a) any person or entity with whom Dyax has entered into a written agreement for the performance of Antibody Services or other services related to the commercialization of any Product, or (b) any other Third Party to which Dyax is selling or licensing in good faith in accordance with its normal business practice Antibody Libraries or Antibodies derived therefrom; provided, that in no event shall the term “Dyax Partner” include any Third Party which is a bare licensee under the Dyax Patent Rights.

“Dyax Patent Rights” means the Patent Rights (as defined in the Original Agreements) under the Original Agreements.

“Dyax Therapeutic Antibody Product” means any Therapeutic Antibody Product identified, generated or derived by Dyax for itself or its Affiliates but not a Therapeutic Antibody Product identified, generated or derived by Dyax for, or on behalf of, a Third Party.

“Dyax Sublicensee” means any (a) Dyax Partner to which Dyax grants a sublicense in accordance with the terms of this Agreement, and/or (b) any sublicensee of Dyax under a Product Licence.

“D2E7” means any Antibody directed against the Target TNF alpha.

“Elan Agreement” means the Research, Development and Commercialisation Agreement made by and among Elan Pharma International Limited and CAT dated 24 January 2001.

“Excluded Field” means the [*****].

“Exploit” means to make, have made, use, sell or import.

Confidential materials omitted and filed separately with the Securities and Exchange Commission.  Asterisks denote such omission.

“FDA” means the United States Food and Drug Administration, the equivalent Competent Authority in any country of the Territory or any successor bodies thereto.

“First Commercial Sale” means the first commercial sale of any Product or Other Product by Dyax or a Dyax Sublicensee (or its sublicensee) in any country after grant of a Marketing Authorisation.

“Force Majeure” means any event outside the reasonable control of either Party affecting its ability to perform any of its obligations (other than payment) under this Agreement, including Act of God, fire, flood, lightning, war, revolution, act of terrorism, riot or civil commotion, but excluding strikes, lock-outs or other industrial action, whether of the affected Party’s own employees or others, failure of supplies of power, fuel, transport, equipment, raw materials or other goods or services.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“IDE” means an Investigational Device Exemption application, as defined in Title 21 of the United States Code of Federal Regulations, filed with the FDA or an equivalent foreign filing.

“IND” means an Investigational New Drug Application, as defined in Title 21 of the United States Code of Federal Regulations, that is required to be filed with the FDA before beginning Phase I Clinical Trials of any Therapeutic Antibody Product in human subjects, or an equivalent foreign filing.

“Initial Licence Allocation” means the [*****] Product Licences in Clause 3.2, the up to [*****] additional Product Licences in Clause 3.3, and the up to [*****] additional Product Licences in Clause 3.4.

Confidential materials omitted and filed separately with the Securities and Exchange Commission.  Asterisks denote such omission.

“Major Market” means any one of the following: (i) the United States of America, (ii) any country in Europe which is subject to the Marketing Authorisation procedure of the European Medicines Evaluation Agency, or (iii) Japan.

“Marketing Authorisation” means any approval (including all applicable pricing and governmental reimbursement approvals) required from the FDA or relevant Competent Authority to market and sell a Product in a particular country.

“Net Sales” means, with respect to a Product sold by Dyax or a Dyax Sublicensee (or its sublicensees) or an Other Product sold by Dyax or its sublicensee, the price invoiced by that party to the relevant purchaser (or in the case of a sale or other disposal otherwise than at arm’s length, the price which would have been invoiced in a bona fide arm’s length contract or sale) but deducting the costs of packing, transport and insurance, customs duties, any credits actually given for returned or defective Products or Other Products, normal trade discounts actually given, and sales taxes, VAT or other similar tax charged on and included in the invoice price to the purchaser.

“Nominated Target” has the meaning set forth in Clause 4.1(a).

“Option Product” has the meaning set forth in Clause 11.2.2.

“Original Agreements” means the Therapeutic Product License Agreement and the Antibody Diagnostic License Agreement.

“Other Product” has the meaning set forth in Clause 7.

“Other Purposes” has the meaning set forth in Clause 7.

“Party” means CAT or Dyax.

“Patent Rights” means any patent applications and any patents issuing from such patent applications, author certificates, inventor certificates, utility certificates, improvement patents and models, and certificates of addition and all counterparts of them throughout the Territory, including any divisional applications and patents, filings, renewals, continuations, continuations-in-part, patents of addition, extensions, reissues, substitutions, confirmations, registrations, revalidation and additions of or to any of them, as well as any supplementary protection certificates and equivalent protection rights in respect of any of them.

“Pharmacia Agreement” means the agreement between CAT and Pharmacia P-L Biochemicals Inc. dated 11 September 1991.

“Pharmacia P-L Biochemicals Inc.” means Pharmacia P-L Biochemicals Inc (now known as Amersham Biosciences).

“Phase I Clinical Trial” means a human clinical trial in any country that is intended to initially evaluate the safety of an investigational Product in volunteer subjects or patients that would satisfy the requirements of 21 CFR 312.21(a), or its foreign equivalent and may evaluate the Product’s therapeutic or antigenic effects.

“Phase II Clinical Trial” means studies in humans of the safety, dose ranging and efficacy of a Product that would satisfy the requirements of 21 CFR 312.21(b).

“Phase III Clinical Trial” means a pivotal human clinical trial in any country the results of which could be used to establish safety and efficacy of a Product as a basis for a marketing application that would satisfy the requirements of 21 CFR 312.21(c).

“Primary Application” means a major application of an Antibody as ascertained at the time of assessment using objective and reasonable scientific and/or commercial criteria, data and/or information. Primary Application shall not mean any minor or incidental application.

“Product” means a Diagnostic Antibody Product or a Therapeutic Antibody Product.

“Product Licence” means each license granted to Dyax pursuant to Clause 5.1.

“Quarter” means each period of three (3) months ending on March 31, June 30, September 30, or December 31 and “Quarterly” shall be construed accordingly.

“Research Products” means any product in relation to which Pharmacia P-L has an exclusive licence from CAT pursuant to the Pharmacia Agreement.

“Single Domain Antibodies” means an Antibody containing only a single domain (heavy or light).

“Specified Diagnostic Agreements” means (i) [*****], and (ii) [*****], and (iii) [*****], as such agreements may be amended from time to time.

“Target” means DNA as identified by a full length protein sequence that it encodes.

“Target Option Notice” means the notice described in Clause 4.1.

“Territory” means all countries of the world.

“Therapeutic Antibody Product” means any preparation for the treatment or prevention of disease, infection or other condition in humans for any indication outside the Excluded Field which contains, comprises, or the process of development or manufacture of which utilises, a CAT Licensable Antibody.  The term “Therapeutic Antibody Product” shall not include any Research Product.

“Therapeutic Product License Agreement” means the License Agreement between Dyax and CAT dated 31 December 1997 relating to therapeutic products.

“Third Party” means any entity or person other than Dyax, CAT or their respective Affiliates.

“UKLA” means the United Kingdom Listing Authority.

“Valid Claim” means a claim of an issued and unexpired patent included within the Antibody Phage Display Patents which have been licensed to CAT by the MRC which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

Confidential materials omitted and filed separately with the Securities and Exchange Commission.  Asterisks denote such omission.

“Year” means initially the period from the Commencement Date to the end of that calendar year, and subsequently a calendar year.

1.2                                 The headings to clauses are inserted for convenience only and shall not affect the interpretation or construction of this Agreement.

1.3                                 Words imparting the singular shall include the plural and vice versa. References to persons include an individual, company, corporation, firm or partnership.

1.4                                 The words and phrases “other”, “including” and “in particular” shall not limit the generality of any preceding words or be construed as being limited to the same class as any preceding words where a wider construction is possible.

1.5                                 References to any statute or statutory provisions of the United Kingdom shall include (i) any subordinate legislation made under it, (ii) any provision which it has superseded or re-enacted (whether with or without modification), and (iii) any provision which subsequently supersedes it or re-enacts it (whether with or without modification. References to any statute or regulation of the United States of America means that statute or regulation as it may be amended, supplemented or otherwise modified from time to time, and any successor statute or regulation.

2.                                      Amendment of Original Agreements

2.1                                 In accordance with Clause 9.6 of both the Original Agreements, this Agreement hereby amends the Original Agreements, as follows:

2.1.1                        Clause 2.4 of the Therapeutic Product License Agreement is hereby amended by: (a) deleting the words “the Schedule 1 Patents” in the third line and replacing those words with “the Antibody Phage Display Patents and the CAT Know-How (as defined in the Amendment Agreement between CAT and Dyax dated as of January 3, 2003)”; and (b) deleting “[*****]” in the fourth sentence of Clause 2.4 and replacing it with the words “[*****]; provided that Dyax may only exercise

Confidential materials omitted and filed separately with the Securities and Exchange Commission.  Asterisks denote such omission.

[*****] on behalf of a Dyax Sublicensee (as defined in the Amendment Agreement between CAT and Dyax dated as of January 3, 2003) to which Dyax had committed, prior to the Commencement Date, [*****], if so requested by such Dyax Sublicensee.”  For the avoidance of doubt, [*****] will still be subject to Clauses 2.4, 4.1.4, 4.1.5 and 4.1.6 of the Therapeutic Product Licence Agreement without giving effect to the amendments to such clauses set forth in this Agreement.

2.1.2                        Clause 12 of this Agreement hereby amends:

(i)                                     Clause 4.1.6 of the Therapeutic Product License Agreement and Clause 4.1.5 of the Antibody Diagnostic License Agreement relating to royalty payments;

(ii)                                  Clause 4.1.5 of the Therapeutic Product License Agreement relating to NDA milestone payments, and Clause 4.1.4 of the Antibody Diagnostic License Agreement relating to 510(k) or pre-marketing approval milestone payments; and

(iii)                               Clauses 4.1.2 of both Original Agreements relating to maintenance fees.

2.1.3                        Clause 15 of this Agreement hereby amends Clause 2.1 of both Original Agreements.

2.2                                 All other terms of the Original Agreements not amended or replaced by this Agreement remain in full force and effect.  In the event of a conflict between this Agreement and the Original Agreements, the terms of this Agreement will prevail.

Confidential materials omitted and filed separately with the Securities and Exchange Commission.  Asterisks denote such omission.

3.                                      Option for Product Licences

3.1                                 Numbers of Options.  In accordance with this Clause 3, CAT grants to Dyax the following options to obtain Product Licences which may be exercised by Dyax for itself and for Dyax Sublicensees:

(a)                                  the Initial License Allocation of up to [*****] Product Licences for Therapeutic Antibody Products and/or Diagnostic Antibody Products as set out in Clauses 3.2, 3.3 and 3.4;

(b)                                 the Additional Licence Allocation of up to [*****] Product Licences for Therapeutic Antibody Products and Diagnostic Antibody Products as set out in Clauses 3.5 and 3.6.

(c)                                  [*****] Diagnostic Collaboration Licences for Diagnostic Antibody Products as set out in Clause 3.7; and

(d)                                 [*****] Additional Diagnostic Licences for Diagnostic Antibody Products as set out in Clause 3.8.

3.2                                 Subject to Clauses 3.3 and 3.4, CAT hereby grants to Dyax the option for Dyax to obtain the following [*****] Product Licences for both Therapeutic Antibody Products and Diagnostic Antibody Products, which may be exercised by Dyax only on a cumulative basis in accordance with the following schedule:

(a)                                  [*****] Product Licences on or before 31 December 2003;

(b)                                 [*****] additional Product Licences on or before 31 December 2004;

(c)                                  [*****] additional Product Licences on or before 31 December 2005;

(d)                                 [*****] additional Product Licences on or before 31 December 2006.

Confidential materials omitted and filed separately with the Securities and Exchange Commission.  Asterisks denote such omission.

If the option for any particular Product Licence set out in clauses (a) through (d) above has not been exercised by Dyax by the relevant date, then such unexercised options will be carried over into the next allocation period, and so on; provided that if any option for a Product Licence in this Clause 3.2 has not been exercised by Dyax on or before 31 December 2017, then the option for such Product Licence will lapse irrevocably.

3.3                                 If any option for a Product Licence under Clause 3.2 is exercised and a Product Licence is granted to Dyax, then for each Product under any such Product Licence which enters a Phase III Clinical Trial, CAT hereby grants to Dyax an additional option for one Product Licence, up to a maximum of [*****] additional Product Licences under this Clause 3.3; provided that if any option for a Product Licence granted in this Clause 3.3 has not been exercised by Dyax on or before 31 December 2017, then the option for such Product Licence will lapse irrevocably.

3.4                                 If any option for a Product Licence under Clause 3.2 is exercised and a Product Licence is granted to Dyax, then for each Product under any such Product Licence which fails in development or for which Dyax decides to terminate its program of development, CAT hereby grants to Dyax an additional option for one Product Licence, up to a maximum of [*****] additional Product Licences under this Clause 3.4; provided that if any option for a Product Licence granted in this Clause 3.4 has not been exercised by Dyax on or before 31 December 2017, then the option for such Product Licence will lapse irrevocably.

3.5                                 In addition to the options for Product Licences granted by CAT to Dyax in Clauses 3.2 to 3.4, CAT hereby grants to Dyax, subject to Clause 3.6, the option for a total of an additional [*****] Product Licences for both Diagnostic Antibody Products and Therapeutic Antibody Products to be granted to Dyax; provided that if any option for a Product Licence in this Clause 3.5 has not been exercised and granted to Dyax on or before 31 December 2017, then the option for such Product Licence will lapse irrevocably.

Confidential materials omitted and filed separately with the Securities and Exchange Commission.  Asterisks denote such omission.

3.6                                 The options in Clause 3.5 shall be allocated as follows:

3.6.1                        [*****] Product Licences shall be available from the Commencement Date;

3.6.2                        if any option for a Product Licence under Clause 3.6.1 is exercised and a Product Licence is granted to Dyax, then for each Product under any such Product Licence which enters a Phase III Clinical Trial by Dyax or a Dyax Sublicensee (or its sublicensee), CAT hereby grants to Dyax an additional option for one Product Licence, up to a maximum of [*****] additional Product Licences under this Clause 3.6.2; provided that if any option for a Product Licence granted in this Clause 3.6.2 has not been exercised and granted to Dyax on or before 31 December 2017, then the option for such Product Licence will lapse irrevocably; and

3.6.3                        if any option for a Product Licence under Clause 3.6.1 is exercised and a Product Licence is granted to Dyax, then for each Product under any such Product Licence which fails in development or for which Dyax or a Dyax Sublicensee (or its sublicensee) decides to terminate its program of development, CAT hereby grants to Dyax an additional option for one Product Licence, up to a maximum of [*****] additional Product Licences under this Clause 3.6.3; provided that if any option for a Product Licence granted in this Clause 3.6.3 has not been exercised and granted to Dyax on or before 31 December 2017, then the option for such Product Licence will lapse irrevocably.

3.7                                 In addition to the options for Product Licences granted by CAT to Dyax in Clauses 3.2 through 3.6, CAT hereby grants to Dyax the option for a total of an additional [*****] [*****] Product Licences for Diagnostic Antibody Products developed by Dyax under the Specified Diagnostic Agreements (the “Diagnostic Collaboration Licences”); provided that if any option for a Diagnostic Collaboration Licence in this Clause 3.7 has

Confidential materials omitted and filed separately with the Securities and Exchange Commission.  Asterisks denote such omission.

not been exercised by Dyax on or before 31 December 2017, then the option for such Product Licence will lapse irrevocably.

3.8                                 In addition to the options for Product Licences granted by CAT to Dyax in Clauses 3.2 through 3.7, CAT hereby grants to Dyax the option for a total of an additional [*****] Product Licences for Diagnostic Antibody Products (the “Additional Diagnostic Licences”); provided that if any option for an Additional Diagnostic Licences has not been exercised by Dyax on or before 31 December 2017, then the option for such Product Licences will lapse irrevocably.

3.9                                 CAT agrees that, commencing with the Commencement Date, it will not enter into any agreement or arrangement with any Third Party whereby a field of use under the Antibody Phage Display Patents is exclusively licensed to, reserved for, or otherwise committed to such Third Party.  If CAT does enter into such an agreement or arrangement it will ensure that such agreement or arrangement does not restrict the activities or rights of Dyax (or any potential Dyax Sublicensee or its sublicensee) contemplated by this Agreement.  For the purposes of this Clause, a “field of use” means one or more particular clinical diseases or medical conditions and not one or more uniquely identified Targets.

3.10                           Except as set forth in Clause 17, the options granted in this Agreement shall not be assigned or otherwise transferred to any Third Party.

3.11                           Prior to [*****], and provided that Dyax obtains a Product Licence for such Product [*****], CAT grants to Dyax, its Affiliates, and Dyax Sublicensees (and their sublicensees) a non-exclusive, royalty free licence in the Territory during the term of this Agreement to use the Antibody Phage Display Patents and the CAT Know-How for the purposes of carrying out research and development activities in relation to identifying CAT Licensable Antibodies or potential Products.

Confidential materials omitted and filed separately with the Securities and Exchange Commission.  Asterisks denote such omission.

4.                                      Target Option Notice and Gatekeeping Procedure

4.1                                 If Dyax wishes to develop and commercialise any CAT Licensable Antibodies to a particular Target and provided that Product Licences are available to Dyax under Clause 3, Dyax may, at any time, in a written notice to CAT (each a “Target Option Notice”) request that CAT grant Dyax a Product Licence in relation to such identified Target.  In such Target Option Notice, Dyax will:

(a)                                  identify the relevant Target against which such CAT Licensable Antibodies are directed (“Nominated Target”);

(b)                                 state whether Dyax or the Dyax Sublicensee wishes to develop such CAT Licensable Antibodies as Diagnostic Antibody Products and/or Therapeutic Antibody Products;

(c)                                  represent and warrant to CAT in writing that it believes that the Primary Application of the Nominated Target is outside the Excluded Field; and

(d)                                 provide CAT with sufficient information available to Dyax to allow CAT to:

(i)                                     conduct an assessment of the Nominated Target and proposed Product to determine whether or not the Primary Application of the Nominated Target and proposed Product and the intended or actual use of the Nominated Target and proposed Product is in the Excluded Field; and

(ii)                                  subject the Nominated Target to such family, motif sequence analysis or other customary or scientifically established techniques as may be used to determine whether or not the Primary Application of the Nominated Target and or Product is in the Excluded Field.

4.2                                 Dyax may request that the procedure described in this Clause 4 be carried out in relation to a Nominated Target at any time without requesting at the same time that a Product Licence be granted in relation to that Nominated Target.  If CAT notifies Dyax that a Product Licence is available for the Nominated Target in accordance with Clause 4.4.1 below, such Nominated Target will then be reserved for Dyax and Dyax Sublicensee for a period of [*****] from the date of such CAT notice.  For the purposes of this Clause 4.2 “reserved for” means that a Product Licence will continue to be available to Dyax and Dyax Sublicensees during that [*****] period.  Dyax may not (a) have more than [*****] Nominated Targets reserved at any one time and (b) exercise the right to reserve Nominated Targets pursuant to this Clause in relation to more Targets than there are Product Licences remaining available at the relevant time pursuant to Clause 3.

4.3                                 Upon receipt of a Target Option Notice from Dyax under Clause 4.1, CAT shall have [*****] days to make a determination whether the Nominated Target is outside the Excluded Field and whether the Nominated Target passes CAT’s Gatekeeping Procedure.  CAT shall:

(a)                                  [*****]

(b)                                 [*****]

(c)                                  [*****]

(d)                                 [*****]

4.4                                 Before the expiry of the [*****] days referred to in Clause 4.3, CAT shall either;

4.4.1                        notify Dyax in writing that CAT shall, subject to the payment of applicable Acceptance Fee set out in Clause 8, grant to Dyax a Product Licence in the Territory; or

4.4.2                        notify Dyax in writing that either (i) the Nominated Target’s Primary Application is in the Excluded Field or (ii) the Nominated Target has not passed the CAT Gatekeeping Procedure, in which case Dyax shall not be granted a Product Licence and Dyax and Dyax Sublicensees shall have no right to use the Antibody Phage Display Patents in respect of such Nominated Target.

Confidential materials omitted and filed separately with the Securities and Exchange Commission.  Asterisks denote such omission.

4.5                                 CAT agrees that:

(a)                                                                                  [*****];

(b)                                 CAT will treat Dyax in the same way as CAT treats its other customers, collaborators and licensees when applying the procedure described in this Clause 4;

(c)                                  if a Nominated Target does not pass the CAT Gatekeeping Procedure because, at the time of submission, CAT is already engaged in bona fide discussions with a Third Party concerning the Nominated Target, CAT will, as soon as reasonably possible, notify Dyax if those discussions subsequently terminate (with no reasonable likelihood of re-commencing).  Dyax will then be entitled to re-submit the Nominated Target to the CAT Gatekeeping Procedure; and

(d)                                 CAT will only disclose information received by it from Dyax in relation to a Nominated Target to those CAT employees who need to know such information for the purposes of this Clause 4.  Any such information will be deemed to be Confidential Information of Dyax.

5.                                      Grant of Product Licence

5.1                                 To Dyax.  In the event CAT notifies Dyax under Clause 4.4.1 above that a Product Licence can be granted to Dyax with respect to Products against a Nominated Target, then upon receipt by CAT of the applicable Acceptance Fee, CAT agrees to grant and hereby grants to Dyax and its Affiliates a non-exclusive, royalty-bearing license, with the right to sublicense, under the Antibody Phage Display Patents and CAT Know-How to Exploit Products against such Nominated Target in the Territory.  Any Product Licence granted to Dyax shall be consistent with the terms of this Clause 5 and Clauses 6, 8, 9, 13.1, 13.2, 13.3.6, 14.4, 16 and 18 of this Agreement and shall be negotiated by the Parties in good faith; provided, however, that the Parties agree that the terms and

Confidential materials omitted and filed separately with the Securities and Exchange Commission.  Asterisks denote such omission.

conditions and the form of the first Product Licence executed by the Parties under this Agreement shall serve as the same for each subsequent Product Licence executed under this Agreement.

5.2                                 The Parties agree that Dyax may obtain a Product Licence for Therapeutic Antibody Products and Diagnostic Antibody Products against the same Nominated Target by exercising only one (1) option from among the Initial License Allocation under Clauses 3.2 to 3.4 and the Additional Licence Allocation under Clauses 3.5 and 3.6.

5.3                                 It shall not be a breach of any provision of this Agreement if following the grant of any Product Licence by CAT to Dyax it is subsequently discovered by either Party that the Nominated Target in question has a Primary Application in the Excluded Field; provided always that that Party promptly so notifies the other in writing and in such event any Product Licence granted by CAT to Dyax shall remain in full force and effect.

5.4                                 Nothing herein shall prevent CAT from meeting any obligations it has to Third Parties under any agreements (including the Elan Agreement) in respect of any Nominated Target for which Dyax submits a Target Option Notice under Clause 4.1 where such Nominated Target’s Primary Application is determined by CAT under Clause 4 either to be in the Excluded Field or not to pass the CAT Gatekeeping Procedure, provided that such obligation does not involve any use or disclosure of any Confidential Information belonging to Dyax.

5.5                                 Dyax must request, and be granted, a Product Licence;

5.5.1                        in relation to a Therapeutic Antibody Product prior to [*****]; or

5.5.2                        in relation to a Diagnostic Antibody Product prior to [*****].

5.6                                 Any Product Licence which may be granted by CAT to Dyax shall not be effective until the receipt by CAT of the relevant Acceptance Fee, which shall not be refundable or

Confidential materials omitted and filed separately with the Securities and Exchange Commission.  Asterisks denote such omission.

creditable against any other sums which may be payable by Dyax or a Dyax Sublicensee to CAT pursuant to this Agreement.

5.7                                 Dyax will, if requested by CAT, inform CAT of the identity of all Dyax Sublicensees (and their sublicensees) in relation to each Product Licence.

5.8                                 Dyax (and where relevant each Dyax Sublicensee) will ensure that any sublicensee (to which it sublicences its rights in accordance with the terms of this Agreement) executes a written agreement (a) which requires the sublicensee to abide by the terms of one or more specified Product Licences or (b) which is consistent with the terms of Clauses 3.11 or 7, and Clauses 4, 5.5, 5.9, 13.1 and 18 of this Agreement and for the purposes of sublicences relating to Other Products only Clauses 8.4, 8.6, 8.8, 8.9, 8.10 and 9.2 through to 9.7.

5.9                                 Dyax (and where relevant each Dyax Sublicensee) will be liable for any breach of the clauses listed in Clause 5.8 above by a sublicensee; provided, however, that Dyax’s liability for such breach by a sublicensee shall be limited [*****]; and provided, further, that any written agreement with a sublicensee shall contain a provision pursuant to which CAT shall be a third party beneficiary of such sublicence agreement and shall have the right to enforce (including claim damages as a result of any breach) such sublicence agreement. If at any time CAT does have to enforce its rights under a sublicence agreement Dyax will, if requested by CAT, supply to CAT a copy of the relevant sublicence as soon as possible.  For the avoidance of doubt, sublicensing by Dyax to a Dyax Sublicensee is permitted as is sublicensing by a Dyax Sublicensee to a sublicensee.  No further sublicensing of the rights and obligations under this Agreement is permitted.

6.                                      Terms of the Product Licences

Each Product Licence granted to Dyax shall include the following terms:

Confidential materials omitted and filed separately with the Securities and Exchange Commission.  Asterisks denote such omission.

6.1                                 The Product Licence shall grant rights under the Antibody Phage Display Patents and CAT Know-How and, for the avoidance of doubt, no rights shall be granted by CAT in any Product Licence to any CAT Diabodies Patent Rights, and any Patent Rights owned or controlled by CAT which claim Catalytic Antibodies, ribosome display technology, any Patent Rights which claim Single Domain Antibodies and no rights shall be granted by CAT in any Product Licence under the Antibody Phage Display Patents to Exploit Research Products.

6.2                                 The Product Licence shall come into effect upon the date that the Acceptance Fee is paid and the Product Licence shall be subject to the applicable terms of Clause 8;

6.3                                 Unless terminated under Clause 6.10, Clause 6.11 or Clause 6.12, the Product Licence shall continue, on a country-by-country and Product-by-Product basis until the last Valid Claim expires, or ten (10) years after First Commercial Sale of such Product in the country of sale, whichever occurs later;

6.4                                 Dyax or the Dyax Sublicensee (or its sublicensee) shall indemnify CAT and its Affiliates and their directors, officers, employees and agents and their respective successors, heirs and assigns (the “CAT Indemnitees”) against any liability, damage, loss or expense (including attorneys fees and expenses of litigation) incurred by or imposed upon the CAT Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments by or in favour of any Third Party concerning any manufacture, use or sale of any Product by Dyax or the Dyax Sublicensee (or its sublicensee);

6.5                                 CAT shall not be liable to Dyax and Dyax Sublicensee (or its sublicensee) in respect of any liability, loss, damage or expense (including attorneys fees and expenses of litigation) incurred or suffered by Dyax and Dyax Sublicensees (or its sublicensee) in connection with the manufacture, use or sale of any Products by Dyax and Dyax Sublicensees (or its sublicensee);

6.6                                 No warranty or representation from CAT that the Antibody Phage Display Patents are, or will be, valid or that the exercise of the rights granted under the Product Licence will not result in the infringement of patents of Third Parties;

6.7                                 Dyax shall notify CAT promptly of any proceedings or applications for revocation of any of the Antibody Phage Display Patents emanating from a Third Party that comes to its notice or if a Third Party takes or threatens to take any proceedings for infringement of any patents of that Third Party by reason of Dyax’s use or operation of the Antibody Phage Display Patents or manufacture, use or sale of the Products.  Dyax shall notify CAT promptly of any infringement of the Antibody Phage Display Patents by a Third Party which may come to its attention during the term of the Product Licence, except Dyax shall have no obligation to so notify CAT with respect to any infringement by an academic or not-for-profit entity which occurs by reason of such entity carrying out research activities provided such activities are, as far as Dyax is aware, not being carried out with a view to commercialising a product or otherwise for profit;

6.8                                 CAT shall have the sole right and responsibility, at its sole discretion and cost and with reasonable assistance from Dyax, to file, prosecute and maintain the Antibody Phage Display Patents and for the conduct of any lawsuits, claims or proceedings challenging the validity or enforceability thereof including, without limitation, any interference or opposition proceeding relating thereto in all countries.  For the avoidance of doubt, Dyax and Dyax Sublicensees will have the right to conduct any proceedings relating to its Product including any proceedings relating to product liability;

6.9                                 Dyax and any Dyax Sublicensee may assign the benefit and/or burden of any Product Licence to any Affiliate or Third Party, provided that such Affiliate or Third Party undertakes to CAT to be bound by the terms of the Product Licence;

6.10                           CAT shall have the right to terminate any Product Licence in the event that:

6.10.1                  Dyax or a Dyax Sublicensee (or its sublicensee) has not filed an IND for a Therapeutic Antibody Product, or a 510(k) or IDE for a Diagnostic Antibody Product within five (5) years after the grant of that Product Licence; or

6.10.2                  Dyax or a Dyax Sublicensee (or its sublicensee) directly or indirectly opposes or assists any Third Party to oppose the grant of letters patent or any patent application within the Antibody Phage Display Patents, or disputes or directly or indirectly assists any Third Party to dispute the validity of any patent within the Antibody Phage Display Patents or any of the claims thereof;

6.11                           In the event that either Party commits a material breach of any of its obligations with respect to a Product Licence, and such Party fails to remedy that breach within ninety (90) days after receiving written notice thereof from the other Party, that other Party may immediately terminate the Product Licence upon written notice to the breaching Party.

6.12                           Either Party may terminate a Product Licence in its entirety by giving notice in writing to the other Party if any one or more of the following events happens:

(a)                                  the other Party has any distress or execution levied on the major portion of its assets (as determined by its balance sheet in accordance with GAAP) which is not paid out within thirty (30) days of its being levied;

(b)                                 the other Party calls a meeting for the purpose of passing a resolution to wind it up, or such a resolution is passed, or the other Party presents, or has presented, a petition for a winding up order, or presents, or has presented, a petition to appoint an administrator, or has an administrative receiver, or receiver, liquidator or other insolvency practitioner appointed over all or any substantial part of its business, undertaking, property or assets;

(c)                                  the other Party stops or suspends making payments (whether of principal or interest) with respect to substantially all of its debts or announces an intention to do so or the other Party suspends or ceases to carry on its business;

(d)                                 a secured lender to the other Party holding a security interest over the major portion of the tangible assets (as determined by its balance sheet in accordance with GAAP) of such other Party takes any steps to obtain possession of the property on which it has security or otherwise to enforce its security;

(e)                                  the other Party suffers or undergoes any procedure analogous to any of those specified in Clause 6.12(a) - (d) above or any other procedure available in the country in which the other Party is constituted, established or domiciled against or to an insolvent debtor or available to the creditors of such a debtor;

7.                                      Grant of Other Purposes Licence

7.1                                 Subject to the terms of Clause 6 and Clauses 8.4, 8.5 and 8.6 of this Agreement, CAT hereby grants to Dyax a non-exclusive licence in the Territory, with the right to sublicence, under the Antibody Phage Display Patents and the CAT Know-How for any purpose not already covered by the provisions of this Agreement (“Other Purposes”) including to Exploit any product, other than a Therapeutic Antibody Product, Diagnostic Antibody Product or Research Product, whose development, manufacture, use or sale would, absent the license hereunder, infringe Valid Claims or utilize the CAT Know-How (“Other Product”).  The foregoing licence for Other Purposes does not include any grant by CAT of rights to CAT Diabodies Patent Rights, or Patent Rights owned or controlled by CAT which claim Catalytic Antibodies, or ribosome display technology or Patent Rights which claim Single Domain Antibodies.  Dyax’s rights under the licence for Other Purposes are expressly subject to any rights which CAT has granted to any Third Party prior to the Commencement Date or may grant to any Third Party after the Commencement Date provided that any rights granted by CAT to any Third Party after the Commencement Date shall not restrict the freedom of Dyax or Dyax Sublicensees (or their sublicensees) to operate under any agreement entered into by them prior to the date CAT grants such Third Party rights.

7.2                                 In the event that either Party commits a material breach of any of its obligations with respect to the licence granted in Clause 7.1, and such Party fails to remedy that breach within ninety (90) days after receiving written notice thereof from the other Party, that other Party may immediately terminate the licence upon written notice to the breaching Party.

7.3                                 Either Party may terminate a licence set out in Clause 7.1 above in its entirety by giving notice in writing to the other Party if any one or more of the following events happens:

(a)                                  the other Party has any distress or execution levied on the major portion of its assets (as determined by its balance sheet in accordance with GAAP) which is not paid out within thirty (30) days of its being levied;

(b)                                 the other Party calls a meeting for the purpose of passing a resolution to wind it up, or such a resolution is passed, or the other Party presents, or has presented, a petition for a winding up order, or presents, or has presented, a petition to appoint an administrator, or has an administrative receiver, or receiver, liquidator or other insolvency practitioner appointed over all or any substantial part of its business, undertaking, property or assets;

(c)                                  the other Party stops or suspends making payments (whether of principal or interest) with respect to substantially all of its debts or announces an intention to do so or the other Party suspends or ceases to carry on its business;

(d)                                 a secured lender to the other Party holding a security interest over the major portion of the tangible assets (as determined by its balance sheet in accordance with GAAP) of such other Party takes any steps to obtain possession of the property on which it has security or otherwise to enforce its security;

(e)                                  the other Party suffers or undergoes any procedure analogous to any of those specified in Clause 7.3(a) – (d) above or any other procedure available in the country in which the other Party is constituted, established or domiciled against or to an insolvent debtor or available to the creditors of such a debtor;

8.                                      Consideration

8.1                                 Initial License Allocation for Therapeutic Antibody Products.

8.1.1                        With respect to each Product Licence from the Initial License Allocation for Therapeutic Antibody Products for a Nominated Target, Dyax shall pay to CAT the following payments upon achievement of the specified milestones by Dyax or a Dyax Sublicensee (or its sublicensee) for the first Therapeutic Antibody Product directed against such Nominated Target to achieve the relevant milestone:

Acceptance Fee	US $[*****]
Initiation of first Phase I Clinical Trial	US $[*****]
Initiation of first Phase III Clinical Trial	US $[*****]
First filing for Marketing Authorisation in one Major Market country	US $[*****]
Marketing Authorisation granted in the United States	US $[*****]

8.1.2                        With respect to Product Licences for a Therapeutic Antibody Product from the Initial Licence Allocation, Dyax shall pay CAT royalties in an amount equal to [*****] percent ([*****]%) of Net Sales of the Therapeutic Antibody Product sold by or on behalf of Dyax or the Dyax Sublicensee.

8.2                                 Additional Licence Allocation for Therapeutic Antibody Products.

8.2.1                        With respect to each Product Licence from the Additional Licence Allocation set forth in Clauses 3.5 and 3.6 for Therapeutic Antibody Products for a Nominated Target, Dyax shall pay to CAT the following payments upon achievement of the specified milestones by Dyax or a Dyax Sublicensee (or its sublicensee) for the first Therapeutic Antibody Product directed against such Nominated Target to achieve the relevant milestone:

Acceptance Fee	US $[*****]
Initiation of first Phase I Clinical Trial	US $[*****]
Initiation of first Phase III Clinical Trial	US $[*****]
First filing for Marketing Authorisation in one Major Market country	US $[*****]
First Marketing Authorisation granted in one Major Market country	US $[*****]

8.2.2                        With respect to each Product Licence from the Additional Licence Allocation set forth in Clauses 3.5 and 3.6 for Therapeutic Antibody Products, Dyax will pay CAT royalties in an amount equal to [*****] percent ([*****]%) of Net Sales of

Confidential materials omitted and filed separately with the Securities and Exchange Commission.  Asterisks denote such omission.

the Therapeutic Antibody Product sold by or on behalf of Dyax or the Dyax Sublicensee.

8.3                                 Product Licences for Diagnostic Products.

8.3.1                        Initial License Allocation and Additional Licence Allocation.  With respect to each Product Licence from the Initial License Allocation and Additional Licence Allocation for Diagnostic Antibody Products, Dyax shall pay to CAT the following payments upon achievement by Dyax or a Dyax Sublicensee (or its sublicensee) of the milestones set out below.  For the avoidance of doubt the milestone payments shall be payable in respect of the first Diagnostic Antibody Product directed against each Nominated Target to achieve the relevant milestone:

Acceptance Fee (if not already paid for that Nominated Target pursuant to Clause 8.1.1 or 8.2.1)	US $[*****]
First filing for Marketing Authorisation in one Major Market country	US $[*****]
Marketing Authorisation granted in each Major Market Country	US $[*****]

8.3.2                        With respect to each Product Licence for a Diagnostic Antibody Product from the Initial Licence Allocation and from the Additional Licence Allocation granted to Dyax, Dyax shall pay CAT royalties on a country-by-country basis in an amount equal to [*****] percent ([*****]%) of Net Sales of Diagnostic Antibody Products sold by or on behalf of Dyax or any Dyax Sublicensee.

8.3.3                        Diagnostic Collaboration Licences under the Specified Diagnostic Agreements.  With respect to each Product Licence from the Diagnostic Collaboration Licences allocation for a Diagnostic Antibody Product developed under the Specified Diagnostic Agreements, the Dyax Sublicensee shall pay CAT royalties on a country-by-country basis in an amount equal to [*****] percent ([*****]%) of

Confidential materials omitted and filed separately with the Securities and Exchange Commission.  Asterisks denote such omission.

Net Sales of the Diagnostic Antibody Product sold by or on behalf of Dyax or the Dyax Sublicensee.  [*****].

8.3.4                        Additional Diagnostic Licenses.

(a)                                  With respect to each Product Licence from the Additional Diagnostic Licences allocation for Diagnostic Antibody Products, Dyax or the Dyax Sublicensee shall pay to CAT the following payments upon achievement by Dyax or a Dyax Sublicensee (or its sublicensee) of the milestones set out below.  For the avoidance of doubt the milestone payments shall be payable in respect of the first Diagnostic Antibody Product directed against each Nominated Target to achieve the relevant milestone:

Acceptance Fee	US $[*****]
First filing for Marketing Authorisation in one Major Market country	US $[*****]
Marketing Authorisation granted in the United States	US $[*****]
Marketing Authorisation granted in each Major Market Country other than the United States	US $[*****]

(b)                                 With respect to each Product Licence from the Additional Diagnostic Licences allocation for Diagnostic Antibody Products, Dyax or the Dyax Sublicensee shall pay CAT royalties on a country-by-country basis in an amount equal to [*****] percent ([*****]%) of the Net Sales of the Diagnostic Antibody Product sold by or on behalf of Dyax or a Dyax Sublicensee.

8.4                                 Other Products.  With respect to each Other Product developed by Dyax or one of its sublicensees under Clause 7, Dyax or its sublicensee, as the case may be, shall pay CAT royalties on a country-by-country basis in an amount equal to [*****] percent ([*****]%) of Net Sales of each Other Product sold by or on behalf of Dyax or the sublicensee.

Confidential materials omitted and filed separately with the Securities and Exchange Commission.  Asterisks denote such omission.

8.5                                 In addition to the royalty payments in Clause 8.4, and subject to Clause 8.7.3, Dyax will pay to CAT [*****] percent ([*****]%) of all other sums received by Dyax in relation to Other Products or any Other Purposes under sublicense agreements executed after the Commencement Date.  For the avoidance of doubt, the sums payable by Dyax shall include [*****]% of any sums that Dyax receives from a sublicensee from any further sublicensing but CAT shall not receive [*****]% of the sum actually received by such a sublicensee from such further sublicensing.  Dyax shall be entitled to retain all amounts that it receives from sublicensees in payment for the provision of support services relating to the supply of Antibody Libraries or Antibodies derived therefrom as reasonably calculated based on the use of Full Time Equivalents, machine hours, other comparable cost based measures or any combination of the foregoing.

8.6                                 For the further avoidance of doubt, Dyax or its sublicensee will retain all non-royalty payments made to Dyax by sublicensees of Other Products under agreements executed prior to the Commencement Date.

8.7                                 Dyax Antibody Libraries and Funded Discovery Activities.

8.7.1                        In respect of any agreements concluded between Dyax and any Dyax Partner before the Commencement Date under which Antibody Libraries or Antibodies derived therefrom are made available to such Dyax Partner, the Parties agree that: (a) Dyax will retain all amounts (including without limitation all Antibody Library transfer fees) that it receives in payment from such Dyax Partner prior to the grant of a Product Licence; (b) Dyax will retain all amounts that it receives in payment from such Dyax Partner after the grant of a Product Licence hereunder, exclusive of any amounts payable on account of such Dyax Partner’s obligation to pay any milestone payments or royalties to CAT for any Therapeutic Antibody Product or Diagnostic Antibody Product under the terms of such Product Licence.

Confidential materials omitted and filed separately with the Securities and Exchange Commission.  Asterisks denote such omission.

8.7.2                        In respect of any agreements concluded between Dyax and any Dyax Partner after the Commencement Date of this Agreement under which Antibody Libraries or Antibodies derived therefrom are made available to such Dyax Partner, the Parties agree that: (a) Dyax shall be entitled to retain all amounts that it receives from such Dyax Partner in payment for the provision of support services relating to the supply of the Antibody Libraries or Antibodies derived therefrom as reasonably calculated based on the use of Full Time Equivalents, machine hours, other comparable cost-based measures or any combination of the foregoing; and (b) all other amounts (including without limitation all Antibody Library transfer fees) that Dyax receives in payment from such Dyax Partner with respect to development of a Product during the period before the grant of a Product Licence hereunder will be divided in the proportion [*****] % to Dyax and [*****]% to CAT.  After the grant of a Product Licence for a Product CAT shall only be entitled to payments under the Product Licence for such Product and no further amounts shall be payable under this Clause 8.7.2.

8.7.3                        The provisions of this Clause 8.7 shall not apply to Other Products, which shall be handled solely in accordance with Clauses 8.4, 8.5 and 8.6 above.

8.8                                 All royalties due to CAT pursuant to any Product Licence under Clauses 8.1.2, 8.2.2, 8.3.2, 8.3.3 or 8.3.4(b) or sums due to CAT in respect of any Other Product or any Other Purpose under Clauses 8.4 and 8.5 or any other sums due to CAT under Clause 8.7.2 shall be payable on a country-by-country basis until the last Valid Claim expires or ten (10) years from the date of First Commercial Sale of such Product or Other Product or Other Purpose, whichever occurs later.

8.9                                 Dyax agrees that it will not, without the prior written consent of CAT, receive shares or any other non-cash consideration in return for granting any sublicence to a Dyax Sublicensee.  Dyax will ensure that each Dyax Sublicensee will also not receive any

Confidential materials omitted and filed separately with the Securities and Exchange Commission.  Asterisks denote such omission.

shares or any other non-cash consideration when granting a sublicence pursuant to the terms of its sublicence agreement.

8.10                           Dyax shall be free to make Antibody Libraries and Antibodies derived from Antibody Libraries available to any Dyax Sublicensee and the latter will be free to use the foregoing without any further licence from CAT under the Antibody Phage Display Patents; provided that (i) any amounts paid to Dyax from any such Dyax Sublicensee will be dealt with in accordance with Clause 8.5 or 8.7, and (ii) such Dyax Sublicensees will only be able to Exploit any Product derived from such Antibody Libraries or such Antibodies if a Product Licence has been sublicensed to them by Dyax.

9.                                      Provisions relating to Payment of Consideration

9.1                                 All milestone payments shall be paid by Dyax within [*****] ([*****]) days of the applicable milestone being achieved and no milestone payments shall be refundable or creditable against any other sum payable by Dyax hereunder for any reason.

9.2                                 Dyax shall make the payments due to CAT under Clause 8 above in United States dollars (if Dyax in turn receives payment in dollars) or in pounds sterling (if Dyax in turn receives payment in pound sterling), or Euros (if Dyax in turn receives payment in Euros).  Where Dyax receives payment in a currency other than United States dollars, pounds sterling or Euros, Dyax will convert the relevant sum into pounds sterling (or Euros if Euros have replaced pounds sterling at the time of payment).  Dyax will use the conversion rate reported in the Financial Times two (2) Business Days before the day on which Dyax pays CAT.  Such payment will be made without deduction of exchange, collection or other charges.  All payments will be made at Quarterly intervals.  Within [*****] ([*****]) days of the end of each Quarter after the First Commercial Sale of each Product or Other Product in any country, Dyax shall prepare a statement which shall show on a country-by-country basis for the previous Quarter Net Sales of each Product or Other Product by Dyax or its Affiliates and all monies due to CAT based on such Net

Confidential materials omitted and filed separately with the Securities and Exchange Commission.  Asterisks denote such omission.

Sales.  That statement shall include details of Net Sales broken down to show the country of the sales and the total Net Sales by Dyax or its Affiliates in such country and shall be submitted to CAT within such [*****] ([*****]) day period together with remittance of the monies due.  With respect to Net Sales of a Product or Other Product by a Dyax Sublicensee (or its sublicensee) Dyax shall prepare a statement which will include the same information and remit that statement and any monies due within the same period except with regard to any Dyax Sublicensee with which Dyax has a licence agreement relating to the technology of Antibody phage display as of the Commencement Date where the remittance will be made at Quarterly intervals within [*****] ([*****]) days of the date royalties are due to Dyax from such existing Dyax Sublicensees.  With respect to any other sums received by Dyax in accordance with Clauses 8.5 and 8.7.2 Dyax shall within [*****] ([*****]) days of the end of the first Quarter in which Dyax receives such sums prepare and submit to CAT a statement, which shall include details of all such sums received by Dyax on a country by country basis in the previous Quarter, together with remittance of any monies due.

9.3                                 All payments shall be made free and clear of and without deduction or deferment in respect of any disputes or claims whatsoever and/or as far as is legally possible in respect of any taxes imposed by or under the authority of any government or public authority.  Any tax (other than VAT) which Dyax is required to pay or withhold with respect of the payments to be made to CAT hereunder shall be deducted from the amount otherwise due provided that, in regard to any such deduction, Dyax shall give CAT such assistance, which shall include the provision of such documentation as may be required by any revenue authority and other revenue services, as may reasonably be necessary to enable CAT to claim exemption therefrom or obtain a repayment thereof or a reduction thereof and shall upon request provide such additional documentation from time to time as is needed to confirm the payment of tax.  If by law, regulation or fiscal policy of a particular country, a remittance of royalties in the currency stipulated in Clause 9.2 above, as the case may be, is restricted or forbidden, notice thereof will be promptly

Confidential materials omitted and filed separately with the Securities and Exchange Commission.  Asterisks denote such omission.

given to CAT, and payment of the royalty shall be made by the deposit thereof in local currency to the credit of CAT in a recognized banking institution designated by CAT or its Affiliates.  When in any country a law or regulation that prohibits both the transmittal and deposit of such payments ceases to be in effect, all royalties or other sums that Dyax would have been under obligation to transmit or deposit but for the prohibition, shall forthwith be deposited or transmitted promptly to the extent allowable.

9.4                                 Dyax shall keep and shall procure that its Affiliates and Dyax Sublicensees keep true and accurate records and books of account containing all data necessary for the calculation of the amounts payable by it to CAT pursuant to this Agreement.  Those records and books of account shall be kept for seven (7) years following the end of the Year to which they relate.  Upon CAT’s written request, a firm of accountants appointed by agreement between the Parties or, failing such agreement within ten (10) Business Days of the initiation of discussions between them on this point CAT shall have the right to cause an international firm of independent certified public accountants that has not performed auditing or other services for either Party or their Affiliates (or, if applicable, any Dyax Sublicensee with rights to the Product in question) acceptable to Dyax or the Dyax Sublicensee such acceptance not to be unreasonably withheld to inspect such records and books of account.  In particular such firm:

9.4.1                        shall be given access to and shall be permitted to examine and copy such books and records of Dyax and its Affiliates and Dyax Sublicensees upon twenty (20) Business Days notice having been given by CAT and at all reasonable times on Business Days for the purpose of certifying that the Net Sales or other relevant sums calculated by Dyax and its Affiliates and Dyax Sublicensees during any Year were reasonably calculated, true and accurate or, if this is not their opinion, certify the Net Sales figure or other relevant sums for such period which in their judgment is true and correct;

9.4.2                        prior to any such examination taking place, such firm of accountants shall undertake to Dyax that they shall keep all information and data contained in such books and records, strictly confidential and shall not disclose such information or copies of such books and records to any third person including CAT, but shall only use the same for the purpose of calculations which they need to perform in order to issue the certificate to which this Clause envisages;

9.4.3                        any such access examination and certification shall occur no more than once per Year and will not go back over records more than two (2) years old;

9.4.4                        Dyax and its Affiliates and Dyax Sublicensees shall make available personnel to answer queries on all books and records required for the purpose of that certification; and

9.4.5                        the cost of the accountant shall be the responsibility of Dyax if the certification shows it to have underpaid monies to CAT by more than five percent (5%) and the responsibility of CAT otherwise.

9.5                                 All payments due to CAT under the terms of this Agreement are expressed to be exclusive of value added tax (VAT) howsoever arising. [*****].

9.6                                 All payments made to CAT under this Agreement shall be made to the bank account of CAT as notified by CAT to Dyax from time to time.

9.7                                 If Dyax fails to make any payment to CAT hereunder on the due date for payment, without prejudice to any other right or remedy available to CAT it shall be entitled to charge Dyax interest (both before and after judgment) of the amount unpaid at the annual rate of LIBOR (London Interbank Offering Rate) plus four percent (4%) calculated on a daily basis until payment in full is made without prejudice to CAT’s right to receive payment on the due date.

10.                               CAT Development License for Dyax Therapeutic Antibody Products

10.1                           In the event that Dyax undertakes development of any Dyax Therapeutic Antibody Product on its own and then subsequently decides to licence the further development and commercialisation of such Dyax Therapeutic Antibody Product (a “Development

Confidential materials omitted and filed separately with the Securities and Exchange Commission.  Asterisks denote such omission.

Licence”) to a Third Party prior to the filing of the first IND for such Dyax Therapeutic Antibody Product, then before entering into such a Development Licence with a Third Party, Dyax shall first offer CAT in writing the option to enter into a Development Licence with Dyax for the development and commercialisation of such Dyax Therapeutic Antibody Product by CAT in the Territory (a “Development Licence Option”).  For the avoidance of doubt, if Dyax decides to licence the further development and commercialisation of any Dyax Therapeutic Antibody Product to a Third Party after the filing of the first IND for such Dyax Therapeutic Antibody Product, it shall have no obligation to offer CAT a Development Licence with respect thereto.

10.2                           The written notification by Dyax to CAT of a Development Licence Option (a “Development Licence Option Notice”) shall set out the financial terms upon which Dyax is willing to grant a Development Licence, and it shall be accompanied by all reasonable and relevant scientific, regulatory and technical information relating to the Dyax Therapeutic Antibody Product that is the subject of the Development Licence Option Notice (the “Supporting Information”) so that CAT can reasonably determine in its sole discretion whether to enter into a Development Licence.

10.3                           CAT shall notify Dyax within [*****] ([*****]) days of receipt of the Development Licence Option Notice and all Supporting Information (or such other longer period as the Parties agree) whether or not it wishes to enter into a Development Licence.  If CAT notifies Dyax that it does not wish to enter into a Development Licence, or CAT does not respond to Dyax within the foregoing period, then Dyax shall be free to develop and commercialise the Therapeutic Antibody Product that was the subject of the Development Licence Option Notice with any Third Party.

10.4                           If CAT wishes to enter into a Development Licence, the Parties shall forthwith negotiate the terms of such Development Licence in good faith.  If the Parties acting reasonably and in good faith are unable to agree the terms of the Development Licence within [*****] ([*****]) months of commencing negotiations, Dyax shall be free to enter into a

Confidential materials omitted and filed separately with the Securities and Exchange Commission.  Asterisks denote such omission.

Development Licence with any Third Party for the Dyax Therapeutic Antibody that was the subject of the Development Licence Option Notice; provided that Dyax shall not enter into such a Development Licence on terms which, taken as a whole, are more favourable to the Third Party then those set out in the Development Licence Option Notice without first offering such more favourable terms to CAT.

10.5                           The provisions of this Clause 10 shall apply to all Dyax Therapeutic Antibody Products.

11.                               Co-Development Agreement Option

11.1                           Dyax hereby grants CAT an exclusive option to enter into a Co-Development Agreement in respect of each Dyax Therapeutic Antibody Product that is the subject of an IND application filed with the FDA and that has not be licensed to a Third Party in accordance with Clause 10, to develop and commercialise such a Dyax Therapeutic Antibody Product in the Territory in collaboration with Dyax (the “Co-Development Option”).

11.2                           The Co-Development Option may be exercised by CAT as follows:

11.2.1                  when Dyax submits the first IND application for a particular Dyax Therapeutic Antibody Product, Dyax shall at the same time provide a copy of the dossier supporting that IND application to CAT;

11.2.2                  within [*****] ([*****) days (or such other longer period as the Parties may agree) of receipt of the dossier in Clause 11.2.1 above, CAT will inform Dyax whether it wishes to enter into an agreement to co-develop the Dyax Therapeutic Antibody Product that is the subject of the dossier (the “Option Product”).

11.3                           If CAT notifies Dyax that it does not wish to exercise the Co-Development Option in relation to the Option Product, or CAT does not respond within the period in Clause 11.2.2 above, then Dyax shall have no further obligation to CAT under the Co-Development Option or the Development Licence Option.

Confidential materials omitted and filed separately with the Securities and Exchange Commission.  Asterisks denote such omission.

11.4                           If CAT notifies Dyax that it wishes to exercise the Co-Development Option in relation to the Option Product, then the Parties will enter into a Co-Development Agreement on the terms set out at Schedule 6.

12.                               Reduction of Royalty under Original Agreements

12.1                           Subject to Clauses 12.2 and 12.9, CAT will have no further obligation whatsoever to make any payments to Dyax under the Original Agreements, in particular under:

12.1.1                  Clause 4.1.6 of the Therapeutic Product License Agreement and Clause 4.1.5 of the Antibody Diagnostic Product License Agreement which both relate to royalties;

12.1.2                  Clause 4.1.5 of the Therapeutic Product License Agreement relating to NDA milestone payments and Clause 4.1.4 of the Antibody Diagnostic Product License Agreement relating to 510(k) or pre-marketing approval milestone payments; and

12.1.3                  Clauses 4.1.2 of both Original Agreements relating to maintenance fees (including any maintenance fees which became due on December 31, 2002).

12.2                           The elimination of CAT’s obligation to make payments in Clause 12.1 shall not apply to any obligation CAT may have to pay royalties to Dyax in relation to the sums CAT may receive in relation to the D2E7 product, whether under the Abbott Agreement or any agreement which replaces or amends the Abbott Agreement, but such obligation shall be amended as set out in Clauses 12.3 through 12.11 below.  Notwithstanding Clause 4.2 of the Therapeutic Produce Licence Agreement, CAT shall satisfy any obligation it may have to make royalty payments to Dyax in relation to the sums CAT may receive in relation to the D2E7 product within [*****] ([*****]) days of the date royalties are due to CAT by Abbott Laboratories Inc (“Abbott”) the Abbott Agreement.  Other than as set

Confidential materials omitted and filed separately with the Securities and Exchange Commission.  Asterisks denote such omission.

forth in the preceding sentence, CAT shall remain subject to Clause 4.2 of the Therapeutic Product Licence Agreement.

12.3                           In the event that CAT disputes that milestones or royalties are payable to Dyax in relation to D2E7 under the Original Agreements for any reason, then the Parties shall resolve such a dispute by using the arbitration procedure set out in Clause 16.2, but only if [*****].

12.4                           If a dispute cannot be resolved by reference to arbitration in accordance with Clause 12.3 above because Abbott refuses to be bound by the arbitration decision, then the dispute will be resolved in accordance with the Original Agreements.  The Parties agree that if a dispute arises in relation to D2E7 which would give either Party the right to terminate the Original Agreements, such right will take effect to allow that Party to terminate the Original Agreements in respect of D2E7 alone.

12.5                           Dyax hereby grants to CAT the options set out in subclauses 12.5.1 to 12.5.3 below to eliminate any obligation it may have to make any payments to Dyax in respect of D2E7 under the Original Agreements:

12.5.1                  If neither Party has given notice to commence arbitration proceedings regarding D2E7 under Clause 12.3, then CAT may at its option pay Dyax in accordance with Clause 12.6 the sum of [*****] pounds sterling (£[*****]):or

12.5.2                  If either Party has given notice to commence arbitration proceedings regarding D2E7 under Clause 12.3 but no decision has been rendered by the arbitrators, then CAT may at its option pay Dyax in accordance with Clause 12.6 the sum of [*****] pounds sterling (£[*****]) and, if CAT so elects, the arbitration proceedings will cease immediately; or

12.5.3                  If the arbitration proceedings under Clause 12.3 have resulted in a final decision from the arbitrators, then CAT shall have [*****] days to elect whether to accept

Confidential materials omitted and filed separately with the Securities and Exchange Commission.  Asterisks denote such omission.

the decision of the arbitrators or instead to pay Dyax in accordance with Clause 12.6 the sum of [*****] pounds sterling (£[*****]).  If CAT elects to pay such sum, the decision of the arbitrators will not be binding on the parties.

12.6                           CAT shall exercise the options in Clause 12.5 by sending a written notice to Dyax (“Royalty Reduction Option Notice”). Such a notice shall set out whether CAT elects to pay the sum due in cash or by the allotment of CAT Stock (or a combination of both). Such sum shall be payable within [*****] days of the date of the Royalty Reduction Option Notice. If CAT has elected to pay any part of the sum in cash it shall be paid by wire transfer and if by the allotment of CAT Stock (in whole or in part) it shall allot and issue, credited as fully paid, to Dyax such number of shares of CAT Stock as shall have an aggregate value of the relevant amount payable under the particular option based on the CAT Stock Price determined as of the date the CAT Stock is allotted and a duly completed application has been properly filed to procure the admission to trading of the allotted shares of CAT Stock on the Official List of the UKLA.  Such shares of CAT Stock will rank pari passu in all respects with the existing issued shares of CAT Stock.

12.7                           If CAT does not elect to exercise the options in Clauses 12.5 then CAT and Dyax agree to accept and be bound by the final decision of the arbitrators.

12.8                           The options under Clauses 12.5 shall terminate if legal proceedings regarding D2E7 arise under the Original Agreements [*****].

12.9                           The parties agree that should any milestone be payable by CAT to Dyax in respect of D2E7 in accordance with Clause 4.1.5 of the Therapeutic Product License Agreement such payment will be due [*****].

12.10                     As a condition of CAT electing to exercise the options in Clause 12.6 by way of the allotment and issue of Consideration Shares (in whole or in part), CAT shall:

Confidential materials omitted and filed separately with the Securities and Exchange Commission.  Asterisks denote such omission.

12.10.1            immediately apply to the UKLA for the relevant number of such Consideration Shares to be admitted to Official List of the UKLA; and

12.10.2            use all reasonable endeavours to procure the admission of such Consideration Shares to trading on the Official List of the UKLA as soon as possible thereafter.

12.11                     Any clause in this Agreement or in any mutually agreed press release made by either Party in relation to this Agreement is without prejudice to either Party’s respective position (which is expressly reserved) on whether or not royalties or milestone payments are due from CAT to Dyax in relation to D2E7.

13.                               Representations and Warranties

13.1                           Dyax represents, warrants and undertakes to CAT that:

13.1.1                  CAT has informed Dyax of CAT’s obligations under the Elan Agreement in so far as those obligations relate to the Excluded Field Targets and Antibodies;

13.1.2                  in Exploiting any Product pursuant to any Product Licences granted by CAT hereunder, Dyax’s primary purpose in doing so will be outside the Excluded Field;

13.1.3                  the information that it will provide under Clause 4.1(d) will be sufficient to allow CAT to:

(i)                                     conduct an assessment of the Nominated Target and proposed Product to determine the Primary Application of the Nominated Target and proposed Product and the intended or actual use of the Nominated Target and proposed Product; and

(ii)                                  subject the Nominated Target to such family, motif sequence analysis or other customary or scientifically established techniques as may be used to determine whether or not the Primary Application of the Nominated Target and or Product is in the Excluded Field.

13.2                           Each Party represents, warrants, undertakes and agrees for the benefit of the other Party that:

13.2.1                  it has full power to enter into and perform this Agreement;

13.2.2                  so far as it is aware the execution and delivery of this Agreement and the performance of and compliance with its terms and provisions will not:

(a)                                  conflict with or result in a breach of, or constitute a default under, any agreement or instrument to which it is a party or by which it is bound or with its memorandum and articles of association;

(b)                                 conflict with or result in a breach of any law, regulation or order of any court;

13.3                           CAT represents, warrants and undertakes for the benefit of Dyax:

13.3.1                  that directors of CAT are and will on the date any Consideration Shares are allotted and issued in accordance with this Agreement duly authorised pursuant to Section 80 and/or Section 89, Companies Act 1985 (England and Wales) to allot and issue such Consideration Shares to Dyax;

13.3.2                  all requirements to ensure the valid allotment and issue of any Consideration Shares to be issued to Dyax pursuant to this Agreement (including the waiver of pre-emption rights) will, prior to the allotment and issue of the Consideration Shares, have been duly complied with;

13.3.3                  CAT will comply with all obligations of the UKLA in relation to the admission to trading of any Consideration Shares on the Official List of the UKLA within the time limits laid down by the UKLA;

13.3.4                  CAT has complied with all requirements of the UKLA as to the timing and content of announcements and other public disclosure;

13.3.5                  CAT has provided to Dyax a complete and accurate description of CAT’s material obligations under the Elan Agreement (in so far as those obligations relate to the Excluded Field, Targets and Antibodies) and CAT’s Gatekeeping Procedure;

13.3.6                  CAT will keep the agreement between it and the Medical Research Council dated 7 January 1997 in force;

13.3.7                  the patents and applications listed in Schedule 1 are all the Patent Rights relating to the technology of Antibody phage display owned or controlled by CAT (including Patent Rights sublicensed by CAT from the Medical Research Council), except as specifically excluded in this Agreement.  If CAT has inadvertently excluded any Patent Right from Schedule 1, such omission shall not be considered a breach of this representation and warranty but rather any missing Patent Right shall be deemed to be so included in Schedule 1;

13.3.8                  CAT is not currently in material discussions with the MRC with regard to taking a licence from the MRC for any Patent Rights or other intellectual property rights directly relating to the technology of Antibody phage display except with regard any discussions CAT is engaged in with [*****] in relation to the so called [*****] patents and others;

13.3.9                  the Elan Agreement has not been modified or amended and remains in full force and effect on the Commencement Date of this Agreement

14.                               Duration and Termination

14.1                           The options granted by CAT in Clause 3 will continue until: (a) 31 December 2017; (b) the termination of this Agreement in accordance with Clause 14.3 below; or (c) Dyax or its Antibody business is acquired by, or Dyax merges with, any Competing Antibody Company; whichever event occurs first; provided, however, that in the case of any merger of Dyax with any Competing Antibody Company the options will continue if immediately following the merger the equity securities of the surviving entity then held by its equity security holders who were equity security holders of Dyax Corp. immediately before the merger represent at least [*****]% of the post-merger value of

Confidential materials omitted and filed separately with the Securities and Exchange Commission.  Asterisks denote such omission.

the surviving entity using the weighted average price of the common stock of the surviving entity on the day immediately prior to the effective date of the merger.

14.2                           The term of this Agreement shall commence upon the Commencement Date and shall terminate upon (a) the last-to-expire of claims of an issued and unexpired patent within the Antibody Phage Display Patents (which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise) or (b) the date upon which no payments are due to CAT under Clause 8 of this Agreement, whichever event occurs last.

14.3                           Either Party may terminate this Agreement in its entirety by giving notice in writing to the other Party if any one or more of the following events happens:

(a)                                  the other Party commits a material breach of any of its obligations under this Agreement which is incapable of remedy;

(b)                                 the other Party fails to remedy, where it is capable of remedy, or persists in any breach of any of its obligations under this Agreement after having been required in writing to remedy or desist from such breach within a period of ninety (90) days;

(c)                                  the other Party has any distress or execution levied on the major portion of its assets (as determined by its balance sheet in accordance with GAAP) which is not paid out within thirty (30) days of its being levied;

(d)                                 the other Party calls a meeting for the purpose of passing a resolution to wind it up, or such a resolution is passed, or the other Party presents, or has presented, a petition for a winding up order, or presents, or has presented, a petition to appoint an administrator, or has an administrative receiver, or receiver, liquidator or other insolvency practitioner appointed over all or any substantial part of its business, undertaking, property or assets;

(e)                                  the other Party stops or suspends making payments (whether of principal or interest) with respect to substantially all of its debts or announces an intention to do so or the other Party suspends or ceases to carry on its business;

(f)                                    a secured lender to the other Party holding a security interest over the major portion of the tangible assets (as determined by its balance sheet in accordance with GAAP) of such other Party takes any steps to obtain possession of the property on which it has security or otherwise to enforce its security;

(g)                                 the other Party suffers or undergoes any procedure analogous to any of those specified in Clause 14.3(c) - (f) above or any other procedure available in the country in which the other Party is constituted, established or domiciled against or to an insolvent debtor or available to the creditors of such a debtor;

14.4                           Upon termination of this Agreement for any reason whatsoever:

(a)                                  the relationship of the Parties hereunder shall cease save as (and to the extent) expressly provided for in this Clause 14.4;

(b)                                 any unexercised options for Product Licences granted to Dyax under this Agreement shall terminate,

(c)                                  any Product Licence granted to Dyax before the date of termination shall continue and the Parties will continue to be bound by the terms of this Agreement in relation to any such Product Licences;

(d)                                 the licence granted to Dyax for Other Purposes shall continue with respect to any Other Products commercialised prior to the date of termination of this Agreement and the Parties will continue to be bound by the terms of this Agreement in relation to any such Other Product;

(e)                                  any sublicences granted by Dyax in accordance with the terms of this Agreement will continue in force provided that such sublicensees are not in breach of the relevant sublicence and that each sublicensee agrees to enter into a direct agreement with CAT upon the terms of this Agreement;

(f)                                    the Parties acknowledge and agree that Dyax Sublicensees, as well as sublicensees of the foregoing to the extent permitted under this Agreement, each derive independent and significant value from the agreements set forth herein and may rely thereon and to that extent only shall each have the right to enforce the provisions of Clause 14.4 (e) of this Agreement and be a third party beneficiary for that purpose only; and

(g)                                 Dyax shall immediately return or procure to be returned to CAT at such place as it directs and at the expense of Dyax (or if CAT so requires by notice to Dyax in writing, destroy) all CAT Know-How together with all copies of such CAT Know-How in its possession or under its control.

15.                               Sublicensing of Dyax Patent Rights

15.1                           Section 2.1 of both the Original Agreements are hereby amended so that:

15.1.1                  the words “without the right to grant sublicences” are removed; and

15.1.2                  the following sentences are inserted at the end of Section 2.1:

“CAT shall have no right to grant sublicences under the license to Patent Rights granted to CAT in this Section 2.1, except CAT may grant a sublicence under the Patent Rights to any Third Party to which CAT is licensing, selling or otherwise transferring Antibodies or Antibody Libraries (as defined in the Amendment Agreement between Dyax and CAT dated as of January 3, 2003) solely for use by such Third Party with the Antibodies or Antibody Libraries licensed, sold or otherwise transferred from CAT and solely for the purpose of developing therapeutic Antibody products or diagnostic Antibody products; provided that as a condition to any such sublicense, CAT shall require any such sublicensee to be bound by the terms of Section 2.1 (License Grant), Clause 6 (Indemnification) and Clause 8 (Confidentiality & Publicity) of the Original Agreements.  For the avoidance of doubt, in no event shall CAT have the right to sublicense the Patent Rights to any Third Party which is a bare licensee under CAT’s Antibody Phage Display Patents (as defined in the Amendment Agreement between Dyax and

CAT dated as of January 3, 2003).  Any Third Party which is granted a sublicense under the Patent Rights by CAT shall have no right to grant further sublicenses.”

16.                               Governing Law and Jurisdiction

16.1                           This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

16.2                           Any dispute arising out of or in connection with milestones or royalties payable to Dyax in relation to D2E7 under the Original Agreements shall (provided that Abbott agrees to be bound by the decision of the arbitrators before arbitration commences) be referred to and finally resolved by arbitration under the procedure set out in Schedule 5 by the neutral arbitrators appointed in accordance with such procedure.

16.3                           Except for any dispute regarding D2E7, which shall be resolved under Clause 16.2, any dispute, controversy or claim arising under, out of or relating to this agreement and any subsequent amendments of this contract, including, without limitation, its formation, validity, binding effect, interpretation, performance, breach or termination, as well as non-contractual claims, shall be referred to and finally determined by arbitration in accordance with the World Intellectual Property Organization Arbitration Rules. The arbitral tribunal shall consist of three arbitrators. The place of arbitration shall be Boston, Massachusetts if the arbitration is initiated by CAT, and it shall be London, England if the arbitration is initiated by Dyax.  The language to be used in the arbitral proceedings shall be English.  The dispute, controversy or claim shall be decided in accordance with the law of the Commonwealth of Massachusetts, U.S.A.

17.                               Assignment

17.1                           Subject to Clause 6.9, this Agreement may not be assigned by either Party without the prior written consent of the other Party, except that either Party may assign this Agreement to any of its Affiliates or to a successor in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business pertaining to the subject matter of this Agreement, with prompt notice to the other Party of any such assignment.  This Agreement shall inure to the benefit of and be binding upon the Parties and their respective lawful successors and assigns.

18.                               Miscellaneous

The terms of Clause 8 (Confidentiality & Publicity) and Section 9.1 (Notice), Section 9.3 (Specific Performance), Section 9.5 (Compliance with Law), Section 9.6 (Amendment and Waiver), Section 9.7 (Severability) and Section 9.8 (Entire Agreement) of the Original Agreements shall apply, mutatis mutandis, to the Parties under this Agreement and shall be deemed to be incorporated herein.

IN WITNESS OF THE ABOVE the Parties have signed this Agreement on the date written at the head of this Agreement.

SIGNED by	)
)
	)	/s/ John Aston
for and on behalf of	)	Director & Authorised Signatory
CAMBRIDGE ANTIBODY	)
TECHNOLOGY LIMITED	)

SIGNED by	)
)
	)	/s/ Jack Morgan
for and on behalf of	)	Senior Vice President &
DYAX CORP.	)	Authorised Signatory
)
)

Schedule 1

Antibody Phage Display Patents

1.                                       “Single Domain Ligands, Receptors Comprising said Ligands, Methods for their Production and Use of Said Ligands and Receptors” PCT/GB89/01344, filed November 13, 1989.

2.                                       “Co-expression of Heteromeric Receptors” PCT/US90/02890, filed May 16, 1990.

3.                                       “Method for Isolating Receptors Having a Preselected Specificity” PCT/US90/02835, filed May 16, 1990.

4.                                       “A new method for tapping the immunological repertoire” PCT/US90/02836, filed May 16, 1990.

5.                                       “Methods for producing members of specific binding pairs” PCT/GB91/01134, filed July 10, 1991.

6.                                       “Methods for producing members of specific binding pairs” PCT/GB92/00883, filed May 15, 1992.

7.                                       “Treatment of Cell Populations” PCT/GB92/01483, filed August 10, 1992.

8.                                       “Production of chimeric antibodies – a combinational approach” PCT/GB92/01755, filed September 23, 1992.

9.                                       “Production of anti-self antibodies from antibody segment repertoires and displayed on phage” PCT/GB92/02240, filed December 2, 1992.

10.                                 “Methods for producing members of specific binding pairs” PCT/GB93/00605, filed March 24, 1993.

11.                                 “SBP members with a chemical moiety covalently bound within the binding site; production and selection thereof” PCT/GB94/01422, filed June 30, 1994.

12.                                 “Recombinant Binding Proteins and peptides” PCT/GB94/02662, filed December 5, 1994.

13.                                 “Labelling and selection of Specified Binding Molecules” PCT/GB97/01835, filed July 8, 1997.

Schedule 2

CAT Gatekeeping Procedure

For each Nominated Target (which must be accompanied by a GenBank® accession number or similar information which uniquely identifies that Nominated Target) submitted by Dyax under Clause 4.1, CAT will, on a Nominated -Target-by-Nominated -Target basis, not grant a Product Licence to Dyax, if:

1.                                       CAT is, at the date of submission of the Target Option Notice by Dyax, contractually obligated on an exclusive basis in respect of that Nominated Target with a Third Party; or

2.                                       CAT is, at the date of the submission of the Target Option Notice by Dyax, engaged in bona fide discussions with a Third Party concerning the Nominated Target; or

3.                                       CAT has been, is or, prior to the date of submission of the Target Option Notice by Dyax (as can be measured by reliable and verifiable means), engaged in internal research and/or development with respect to such a Nominated Target.

NOTES

1. For the avoidance of doubt, CAT will not subject any Nominated Target to the CAT Gatekeeping Procedure unless and until Dyax supplies CAT with a GenBank® accession number or similar information which uniquely identifies that Nominated Target.

2. If Dyax supplies CAT with an incorrect GenBank® accession number for a Nominated Target or otherwise incorrectly identifies a Nominated Target which is then subjected to the CAT Gatekeeping Procedure, the result of the CAT Gatekeeping Procedure in respect of such Nominated Target shall prevail even if it is subsequently discovered that such incorrect GenBank® accession number or identifying information had been provided by Dyax.

3. Within one (1) month after notice is given to Dyax of a refusal by CAT to grant a Product Licence in respect of any Nominated Target, Dyax may notify CAT that it wishes to appoint an Expert to make such enquiries of CAT as may be reasonably necessary for the Expert to be able to confirm to Dyax that the CAT Gatekeeping Procedure had been correctly applied by CAT in respect of such Nominated Target.  CAT shall provide such information to the Expert as the Expert may reasonably determine is required in order to make such confirmation.  For the avoidance of doubt the Expert shall not be entitled (unless CAT consents) to enter CAT premises in order to carry out its enquiries, shall only provide the confirmation to Dyax on a “Yes/No” basis and shall not give or be obliged to give to Dyax any other information obtained from CAT in respect of the CAT Gatekeeping Procedure or the relevant Nominated Target.  The Expert shall, prior to making any enquiries of CAT, enter into a confidential disclosure agreement with CAT.  Notwithstanding the foregoing, CAT shall not be obliged to respond to the enquiries of the Expert if to do so would, or would reasonably be expected to, cause a breach in terms of any agreement CAT may have with any other Third Parties; provided, however, that such disclosure subject to the confidential disclosure agreement shall be treated by CAT in the same manner as disclosure in its normal business operations. The Expert shall complete its investigations and provide the confirmation to Dyax (with a copy to CAT) within thirty (30) days after appointment by Dyax, and payment of the Expert’s fee shall be conditioned on such delivery being timely made.  If such written confirmation is not made within such thirty (30) days period, then a replacement Expert shall be appointed within 10 days thereafter, subject to same terms and conditions stated above.  If an Expert provides notice that he or she cannot complete the analysis because CAT has failed without good reason to provide any information requested as provided above, then CAT shall have no more than 30 days to provide the information and the Expert shall then have no more than 15 days after the information is provided to the Expert to evaluate the information and make a determination.  Failure of the second Expert to provide such written confirmation to Dyax on a “Yes/No” basis within thirty (30) days after appointment shall be irrevocably deemed to be confirmation that CAT correctly applied the CAT Gatekeeping Procedure to the Nominated Target in question, provided, however that until (i) CAT provides all information that it is required to provide in accordance with this Schedule 2 and (ii) the expiration of any extension required for the Expert to evaluate such information, there shall not be deemed to be any such confirmation that CAT correctly applied the CAT Gatekeeping Procedure to the Nominated Target in question.

If the Expert appointed by Dyax hereunder decides that CAT correctly applied, or is deemed to have correctly applied, the CAT Gatekeeping Procedure, Dyax shall be responsible for the Expert’s fees and CAT shall thereafter have no obligations to Dyax in respect of such Nominated

Target.  If the Expert decides that CAT did not correctly apply the CAT Gatekeeping Procedure Dyax shall be granted a Product Licence in relation to the Nominated Target in question (provided that CAT is not restricted by obligations to any Third Party in relation to the Nominated Target in question in which case the Product Licence will be subject to those restrictions) and CAT shall be responsible for the Expert’s fees.  The procedure described in this paragraph 3 will not apply to any determination by CAT that the Primary Application of a Nominated Target is in the Excluded Field, where CAT’s decision will be final if made in good faith.

“Expert” shall mean a patent agent who is independent of CAT and all of the other parties with an interest in the outcome of a determination regarding a Nominated Target, who has suitable knowledge and experience in the reasonable opinion of Dyax to perform the above activities, subject to CAT’s consent, which consent shall not be unreasonably withheld or delayed.

Schedule 3

CAT Know-How

[*****]

[Omitted text consists of one (1) page.]

Confidential materials omitted and filed separately with the Securities and Exchange Commission.  Asterisks denote such omission.

Schedule 4

Competing Antibody Companies

[*****]

[Omitted text consists of one (1) page.]

Confidential materials omitted and filed separately with the Securities and Exchange Commission.  Asterisks denote such omission.

Schedule 5

Alternative Dispute Resolution

The Parties recognise that bona fide disputes as to certain matters may arise from time to time during the Term that relate to either Party’s rights and/or obligations.  To have such a dispute resolved by this Alternative Dispute Resolution (“ADR”) provision, a Party first must send written notice of the dispute to the other Party for attempted resolution by good faith negotiations between their respective presidents (or their designees) of the affected subsidiaries, divisions, or business units within twenty-eight (28) days after such notice is received.  (All references to “days” in this ADR provision are to calendar days.  If the last day of any time period established hereunder is an official holiday or a non-business day at either Party’s principal place of business, the period is extended until the first business day that follows; however, holidays and non-business days that otherwise occur during the running of the time period are included in calculating the period.)

If the matter has not been resolved within twenty-eight (28) days of the notice of dispute, or if the Parties fail to meet within such twenty-eight (28) days, either Party may initiate a binding ADR proceeding as provided herein.  The Parties shall have the right to be represented by counsel in such a proceeding.

1.                                       To begin an ADR proceeding, a Party shall provide written notice to the other Party of the issues to be resolved by ADR.  Within fourteen (14) days after its receipt of such notice, the other Party may, by written notice to the Party initiating the ADR, add additional issues to be resolved within the same ADR.

2.                                       Within twenty-one (21) days following receipt of the original ADR notice, the Parties shall select a mutually acceptable neutral to preside in the resolution of any disputes in this ADR proceeding.  If the Parties are unable to agree on a mutually acceptable neutral within such period, either Party may request the President of the CPR Institute for Dispute Resolution (“CPR”), 366 Madison Avenue, 14th Floor, New York, New York  10017, to select a neutral pursuant to the following procedures or such other procedures as the CPR shall require:

(a)                                 The CPR shall submit to the Parties a list of not less than five (5) candidates within fourteen (14) days after receipt of the request, along with a Curriculum Vitae for each candidate.  No candidate shall be an employee, director, or shareholder of either Party or any of their subsidiaries or Affiliates or sublicensees.

(b)                                Such list shall include a statement of disclosure by each candidate of any circumstances likely to affect his or her impartiality.

(c)                                 Each Party shall number the candidates in order of preference (with the number one (1) signifying the greatest preference) and shall deliver the list to the CPR within seven (7) days following receipt of the list of candidates.  If a Party believes a conflict of interest exists regarding any of the candidates, that Party shall provide a written explanation of the conflict to the CPR and the opposing Party along with its list showing its order of preference for the candidates.  Any Party failing to return a list of preferences on time shall be deemed to have no order of preference.

(d)                                If the Parties collectively have identified fewer than three (3) candidates deemed to have conflicts, the CPR immediately shall designate as the neutral the candidate for whom the Parties collectively have indicated the greatest preference.  If a tie should result between two candidates, the CPR may designate either candidate.  If the Parties collectively have identified three (3) or more candidates deemed to have conflicts, the CPR shall review the explanations regarding conflicts and, in its sole discretion, may either (i) immediately designate as the neutral the candidate for whom the Parties collectively have indicated the greatest preference, or (ii) issue a new list of not less than five (5) candidates, in which case the procedures set forth in subparagraphs 2(a) – 2(d) shall be repeated.

3.                                       No earlier than fifty-six (56) days nor later than one hundred twelve (112) days after selection, the neutral shall hold a hearing to resolve each of the issues identified by the Parties.  The ADR proceeding shall take place at a location agreed upon by the Parties.  If the Parties cannot agree, the neutral shall designate a location other than the principal place of business of either party or any of their subsidiaries or Affiliates.

4.                                       At least seven (7) days prior to the hearing, each Party shall submit the following to the other Party and the neutral:

(a)                                 a copy of all exhibits on which such Party intends to rely in any oral or written presentation to the neutral;

(b)                                a list of any witnesses such party intends to call at the hearing, and a short summary of the anticipated testimony of each witness;

(c)                                 a proposed ruling on each issue to be resolved, together with a request for a specific damage award or other remedy for each issue.  The proposed rulings and remedies shall not contain any recitation of the facts or any legal arguments and shall not exceed one (1) page per issue;

(d)                                a brief in support of such Party’s proposed rulings and remedies, provided that the brief shall not exceed twenty (20) pages.  This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

Except as expressly set forth in subparagraphs 4(a) – 4(d) and except as follows, no discovery shall be required or permitted by any means, including depositions, interrogatories, requests for admissions, or production of documents unless the neutral, upon the written application of either Party, rules that some or all of the requested discovery is necessary in order properly to resolve the dispute.  Any request for discovery shall be submitted to the neutral in writing and served on the other Party, which may submit and serve an opposition to the request for discovery.  The neutral shall establish the timing and other conditions of any discovery that is permitted.  In no event shall discovery prevent the hearing from taking place within one hundred twelve days after the selection of the neutral.  The neutral shall have full authority to sanction either Party in connection with any discovery proceedings, including but not limited to the sanctions of excluding certain evidence or ruling for the opposing Party on the merits of the dispute.

5.                                       The hearing shall be conducted on consecutive business days and shall be governed by the following rules:

(a)                                 Each Party shall be entitled to twenty-five (25) hours of hearing time to present its case.  The neutral shall determine whether each Party has had the twenty-five (25) hours to which it is entitled.

(b)                                Each Party shall be entitled, but not required, to make an opening statement, to present regular and rebuttal testimony, documents or other evidence, to cross-examine witnesses, and to make a closing argument.  Cross-examination of witnesses shall occur immediately after their direct testimony, and cross-examination time shall be charged against the Party conducting the cross-examination.

(c)                                 The Party initiating the ADR shall begin the hearing and, if it chooses to make an opening statement, shall address not only issues it raised but also any issues raised by the responding Party.  The responding Party, if it chooses to make an opening statement, also shall address all issues raised in the ADR.  Thereafter, the presentation of regular and rebuttal testimony and documents, other evidence, and closing arguments shall proceed in the same sequence.

(d)                                Except when testifying, witnesses shall be excluded from the hearing until closing arguments.

(e)                                 Settlement negotiations, including any statements made therein, shall not be admissible under any circumstances.  Affidavits prepared for purposes of the ADR hearing also shall not be admissible.  As to all other matters, the neutral shall have sole discretion regarding the admissibility of any evidence.

(f)                                   Neither the Parties nor anyone acting on their behalf shall have any ex parte contact with the neutral or any neutral candidate during any part of the proceedings provided for herein.

The neutral shall (in accordance with paragraph 3 above) hold a hearing to resolve each of the issues identified by the Parties no earlier than fifty-six days but no later than one hundred twelve days after his or her selection.  The neutral in his or her discretion may hold one or more pre-hearing proceedings for the purpose of planning and scheduling or other matters relating to the hearing.

6.                                       Within seven (7) days following completion of the hearing, each Party may submit to the other Party and the neutral a post-hearing brief in support of its proposed rulings and remedies, provided that such brief shall not contain or discuss any new evidence and shall not exceed ten (10) pages.  This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.  The post-hearing brief also shall include a statement of any reasonable legal fees and expenses that the Party seeks to recover pursuant to sub-paragraph 12 below.  In the event that there is more than one issue in dispute, the statement of fees and expenses shall be apportioned to reflect the fees and expenses incurred for each issue.

7.                                       The neutral shall rule on each disputed issue within fourteen (14) days following completion of the hearing.  Such ruling shall adopt in its entirety the proposed ruling and remedy of one of the Parties on each disputed issue but may adopt one Party’s proposed rulings and remedies on some issues and the other Party’s proposed rulings and remedies on other issues.  The neutral shall not issue any written opinion or otherwise explain the basis of the ruling.

8.                                       The neutral shall be paid a reasonable fee plus expenses.  These fees and expenses, along with the reasonable legal fees and expenses of the prevailing Party (including all expert witness fees and expenses), the fees and expenses of a court reporter, and any expenses for a hearing room, shall be paid as follows:

(a)                                 If the neutral rules in favour of one Party on all disputed issues in the ADR, the losing Party shall pay 100% of such fees and expenses.

(b)                                If the neutral rules in favour of one Party on some issues and the other Party on other issues, the neutral shall issue with the rulings a written determination as to how such fees and expenses shall be allocated between the parties.  The neutral shall allocate fees and expenses in a way that bears a reasonable relationship to the outcome of the ADR, with the Party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses.

9.                                       The rulings of the neutral and the allocation of fees and expenses shall be binding, non-revisable, and non-appealable – except that within 7 days after receipt of a decision by the neutral, a Party may request the neutral to correct a clerical, typographical, computational or other such error – and may be entered as a final judgement in any court having jurisdiction and may be entered as a final judgement in any court having jurisdiction.

10.                                 Except as provided in the Agreement or as required by law, the existence of the dispute, any settlement negotiations, the ADR hearing, any submissions (including exhibits, testimony, proposed rulings, and briefs), and the rulings shall be deemed Confidential Information.  The neutral shall have the authority to impose sanctions for unauthorised disclosure of Confidential Information.

11.                                 All disputes referred to ADR, the statute of limitations, and the remedies for any wrong that may be found, shall be governed by the laws set forth in Clause 16.1 of the Agreement.

12.                                 The neutral may not award punitive and/or incidental, consequential or special damages.  The Parties hereby waive the right to punitive and/or incidental, consequential or special consequential damages.

13.                                 The hearings shall be conducted in the English language.

14.                                 The neutral shall have full authority to resolve any issue pertaining to the arbitration that is not specifically addressed herein, and in doing so shall be guided by the CPR’s Rules for Non-Administered Arbitration then in effect.

Schedule 6

Co Development Agreement

THIS CO-DEVELOPMENT AGREEMENT (this “Agreement”), effective as of             ,             (the “Effective Date”), is between DYAX CORP., a Delaware corporation, having a principal place of business at 300 Technology Square, Cambridge, Massachusetts 02139 USA (“Dyax”) and CAMBRIDGE ANTIBODY TECHNOLOGY LIMITED, (Registered in England No. 2451177), whose registered office is at The Milstein Building, Granta Park, Cambridge, Cambridgeshire, CB1 6GH  UK (“CAT”).  Each of Dyax and CAT are referred to hereinafter as a “Party” or collectively as the “Parties”.

RECITALS

A.                                   The Parties entered into a license agreement dated 31 December 1997 related to therapeutic products (“Therapeutic Product License Agreement”) pursuant to which Dyax licensed certain patent rights to CAT for human or non-human therapeutics.

B                                        The Parties entered into an Amendment Agreement dated January 3, 2003 (“Amendment Agreement”) pursuant to which the Parties amended certain provisions of the Therapeutic Product License Agreement, and CAT licensed certain patent rights to Dyax and granted Dyax the option to enter into certain Product Licenses (as defined in the Amendment Agreement) for therapeutic and diagnostic products.

C.                                     Pursuant to Article 11 of the Amendment Agreement, CAT has an exclusive option to enter into a co-development agreement with Dyax with respect to certain Dyax Therapeutic Antibody Products (as defined in the Amendment Agreement).

D.                                    CAT has exercised its option under the Amendment Agreement with respect to the Dyax Therapeutic Antibody Product identified on Exhibit A, and the Parties mutually desire to co-develop and co-commercialize such product pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, the parties hereby agree as follows:

ARTICLE 1.  DEFINITIONS

For purposes of this Agreement, the terms defined in this Article shall have the meanings specified below:

1.1                                “Affiliate” shall have the same meaning ascribed to such term in the Amendment Agreement.

1.2                                “CAT Co-Development Activities” shall have the meaning set forth in Clause 2.2(b) hereof.

1.3                                “CAT Co-Development Product Patent Rights” means any Patent Rights owned or controlled by CAT that cover the making, using, selling or importing of the Co-Development Product including, without limitation, any Patent Rights claiming CAT Inventions.

1.4                                “CAT Co-Development Product Technology” means any proprietary inventions (including CAT Inventions) compositions of matter, devices, methods, processes, formulas, protocols, techniques, trade secrets, other proprietary capabilities, copyrightable material, know-how, data, information and other intellectual property of any kind (including without limitation any proprietary biological or other materials, compounds or reagents and computer software) that cover the making, using, selling or importing of the Co-Development Product, but not including any CAT Co-Development Patent Rights.

1.5                                “CAT Territory” means (a) the European Union, and (b) any other country or region of the world, if any, for which CAT, as determined by the Steering Committee, will have primary responsibility for Marketing the Co-Development Product.

1.6                                “Co-Development Activities” means the Dyax Co-Development Activities and/or the CAT Co-Development Activities.

1.7                                “Co-Development Costs” means all variable costs and fixed costs properly incurred by Dyax in the performance of the Dyax Co-Development Activities, all variable costs and fixed costs properly incurred by CAT in the performance of the CAT Co-Development Activities, and any Third Party License Costs.  Co-Development Costs include, by way of example and without limitation, costs for the Co-Development Product incurred in (a) conducting clinical trials including costs of clinical laboratory, data management, toxicology and contract research organization services, (b) obtaining regulatory approval, (c) manufacturing the Co-Development Product, (d) prosecuting and maintaining any Patent Rights covering the Co-Development Product, and (e) conducting marketing, distribution and sales efforts including performing market research.

For purposes of this definition, “variable costs” shall be deemed to be the cost of labor, raw materials, supplies and other resources directly consumed in a Party’s performance of its Co-Development Activities.  For purposes of this definition, “fixed costs” shall be deemed to be the cost of facilities, utilities, insurance, facility and equipment depreciation and other fixed costs directly related to a Party’s performance of its Co-Development Activities, allocated based upon the proportion of such costs directly attributable to support of the Co-Development Activities or by such other method of cost allocation as may be approved by the Steering Committee.  All cost determinations made hereunder shall be made in accordance with GAAP.

1.8                                “Co-Development Plan” means the plan for the performance of development and commercialization activities by the Parties in the Field, as may be amended from time to time by the Steering Committee, which plan, including all amendments, shall be attached hereto as Exhibit B.

1.9                                “Co-Development Product” means the Option Product (as defined in Clause 11.2.2 of the Amendment Agreement), for which Dyax has exercised its option as provided in Clause 11.2 of the Amendment Agreement and which is identified on Exhibit A hereto.

1.10                          “Commercially Reasonable and Diligent Efforts” means those efforts and the deployment of resources consistent with the exercise of reasonable and prudent scientific and business judgment, as applied to other pharmaceutical products of similar potential, characteristics and market size by the Party in question.

1.11                          “Direct Costs” means the variable costs and fixed costs properly incurred with respect to the work performed in connection with the development of any Co-Development Product , including, without limitation (a) costs of studies conducted and services provided by contract research organisations and individuals, consultants, toxicology contractors, (b) any costs associated with securing the right to use any intellectual property rights owned by a Third Party, (c) costs relating to data management, (d) costs for preparing, submitting and reviewing or developing data or information for the purpose of an IND, IDE or other regulatory filing, and (e) any other direct costs including out of pocket external costs.  For the purpose of this definition, “variable costs” shall be deemed to be the cost of labor, raw materials, supplies and other resources directly consumed in the development of the Co-Development Product, and “fixed costs” shall be deemed to be the costs of facilities, utilities, insurance, facility and equipment depreciation and other fixed costs directly related to the development of the Co-Development Product allocated based upon the proportion of such costs directly attributable to support the development of the Co-Development Product.  All cost determinations shall be made in accordance with GAAP.

1.12                          “Dyax Co-Development Activities” shall have the meaning set forth in Clause 2.2(a) hereof.

1.13                          “Dyax Co-Development Product Patent Rights” means any Patent Rights owned or controlled by Dyax that cover the making, using, selling or importing of the Co-Development Product including, without limitation, any Patent Rights claiming Dyax Inventions.

1.14                          “Dyax Co-Development Product Technology” means any proprietary inventions (including Dyax Inventions) compositions of matter, devices, methods, processes, formulas, protocols, techniques, trade secrets, other proprietary capabilities, copyrightable material, know-how, data, information and other intellectual property of any kind (including without limitation any proprietary biological or other materials, compounds or reagents and computer software) that cover the making, using, selling or importing of the Co-Development Product, but not including any Dyax Co-Development Patent Rights.

1.15                          “Dyax Territory” means (a) the United States of America, (b) Canada, and (c) any other country or region of the world, if any, for which Dyax, as determined by the Steering Committee, will have primary responsibility for Marketing the Co-Development Product.

1.16                          “Field” means the field of human and non-human therapeutic products.

1.17                          “First Commercial Sale” means the first commercial sale of the Co-Development Product by CAT, Dyax or their Affiliates (or in the case of Dyax, its licensees) in any country after grant of a Marketing Authorisation (as defined in the Amendment Agreement).

1.18                          “GAAP” means United States generally accepted accounting principles, consistently applied.

1.19                          “IND” shall have the same meaning ascribed to such term in the Amendment Agreement.

1.20                          “Invention” means any invention, discovery, or idea (whether or not patentable) which is conceived or reduced to practice, solely by or on behalf of either Party or jointly by or on behalf of the Parties during performance of the Co-Development Activities.

1.21                          “Marketing” means, with respect to the Co-Development Product, the activities of each Party in the marketing, distribution and sales of the Co-Development Product in such Party’s territory, including, without limitation, performing market research, post-marketing studies, advertising, producing and distributing promotional materials, searching for trademarks and filing for trademark protection, sponsoring seminars and symposia, sales training meetings and seminars, originating sales, and providing reimbursement and other patient support services.

1.22                          “Marketing Party” means Dyax with respect to the Dyax Territory, and CAT with respect to the CAT Territory.

1.23                          “Net Profits or Losses” means, with respect to the Co-Development Product, Net Sales of such Co-Development Product by a Party or its Affiliates (or in the case of Dyax, its licensees) less the Co-Development Costs allocable to such Co-Development Product; provided that in no event shall any amounts deducted from the invoice price for the purpose of calculating Net Sales also be counted toward the amount of Co-Development Costs.  To the extent Net sales exceeds Co-Development Costs for the relevant period, such amount of difference shall be deemed “Net Profits,” and to the extent that Co-Development Costs exceed Net Sales for the relevant period, such amount of difference shall be deemed “Net Losses.”

1.24                          “Net Sales” means, with respect to the Co-Development Product sold by CAT, Dyax or their Affiliates (or in the case of Dyax, its licensees), the price invoiced by that party to the relevant purchaser (or in the case of a sale or other disposal otherwise than at arm’s length, the price which would have been invoiced in a bona fide arm’s length contract or sale) but deducting the costs of packing, transport and insurance, customs duties, any credits actually given for returned or defective Co-Development Product, normal trade discounts actually given, and sales taxes, VAT or other similar tax charged on and included in the invoice price to the purchaser.  Net Sales shall also include the fair market value of any other consideration (whether in cash, payment in kind, exchange or other form) actually received by a Party or its Affiliates (or in the case of Dyax, its licensees) from Third Parties with respect to transactions involving the development or commercialization of the Co-Development Product, to the extent such consideration is fairly and reasonably attributable to such Co-Development Product.

1.25                          “Patent Rights” shall have the same meaning ascribed to such term in the Amendment Agreement.

1.26                          “Phase I Clinical Trial”, “Phase II Clinical Trial” and “Phase III Clinical Trial” shall have the same meaning as ascribed to such terms in the Amendment Agreement.

1.27                          “Regulatory Approval” means any approvals (including pricing and reimbursement approvals), licenses, registrations or authorizations of any federal, state or local regulatory agency, department, bureau or other governmental entity, necessary for the sale of a Co-Development Product in a Regulatory Jurisdiction.

1.28                          “Regulatory Jurisdiction” means any government or governmental unit which has authority to regulate the sale or use of a Co-Development Product in any territory.

1.29                          “Steering Committee” means the committee established pursuant to Clause 3.1 hereof.

1.30                          “Third Party” means any individual or entity other than Dyax or CAT or their respective Affiliates.

1.31                          “Third Party License Costs” means (a) all payments (including license fees, milestones and royalties) due to any licensor of Dyax or CAT (including Medical Research Council) as consideration for the grant of rights to Dyax or CAT under any intellectual property rights, including Patent Rights, for the Co-Development Product, and (b) all costs as set forth in Clause 5.2 hereof.

The above definitions are intended to encompass the defined terms in both the singular and plural forms.

ARTICLE 2.  CO-DEVELOPMENT BY THE PARTIES

2.1                                Co-Development Plan.  The initial Co-Development Plan shall be approved by the Steering Committee within sixty (60) days after the Effective Date and shall be attached hereto as Exhibit B.  The Co-Development Plan shall describe the comprehensive worldwide development plan and budget for the Co-Development Product in the Field, including, without limitation, the overall plan for clinical trials, regulatory approvals and commercialization activities, and shall be consistent with Clause 2.2 below.  As part of the budget, the Steering Committee shall agree on an annual budget for development and Marketing of the Co-Development Product in the CAT Territory and Dyax Territory, and, neither CAT nor Dyax shall expend Co-Development Costs for development and Marketing in excess of one hundred and ten percent (110%) of the amount budgeted, without the prior written approval of the Steering Committee.

2.2                                Co-Development Activities.

(a)                                 Dyax.  Dyax shall be responsible for, and shall use Commercially Reasonable and Diligent Efforts in carrying out, the following activities in furtherance of the co-development and co-commercialization of the Co-Development Product (the “Dyax Co-Development Activities”):

conducting and managing any Phase I Clinical Trials, Phase II Clinical Trials and Phase III Clinical Trials of the Co-Development Product worldwide;

manufacturing or having manufactured by a Third Party the Co-Development Product;

Marketing the Co-Development Product in the Dyax Territory;

prosecuting, maintaining and enforcing the Dyax Co-Development Product Patent Rights in accordance with Clauses 5.3 and 5.4 below;

cooperating with and providing reasonable support to CAT in CAT’s performance of the CAT Co-Development Activities; and

performing any other activities or duties as may be assigned to Dyax by the Steering Committee.

(b)                                CAT.  CAT shall be responsible for, and shall use Commercially Reasonable and Diligent Efforts in carrying out, the following activities in furtherance of the co-development and co-commercialization of the Co-Development Product (the “CAT Co-Development Activities”):

Marketing the Co-Development Product in the CAT Territory;

cooperating with and providing reasonable support to Dyax in Dyax’s performance of the Dyax Co-Development Activities; and

performing any other activities or duties as may be assigned to CAT by the Steering Committee.

2.3                                Regulatory Approvals.

(a)                                 Steering Committee Determination.  The Steering Committee shall determine which Party shall be responsible for preparing, submitting and obtaining Regulatory Approvals in each country or territory.  The Parties shall consult and cooperate in preparing any common technical documents that may be necessary or desirable to facilitate compliance with applicable regulatory requirements or to seek Regulatory Approvals in each Party’s territory.

(b)                                Regulatory Communications.  To the extent that either Party receives a written or material oral communication from any Regulatory Jurisdiction relating to the Co-Development Product, the Party receiving such communication shall notify the other Party and provide a copy of any written communication and records of any verbal communication as soon as reasonably practicable or at a time interval agreed to by the Parties.

(c)                                 Complaints.  Each Party shall maintain a record of all non-medical and medical product related complaints it receives with respect to any Co-Development Product.  Each Party shall notify the other Party of any complaint received by it in sufficient detail and within five (5) days after the event, and in any event in sufficient time to allow the responsible Party to comply with any and all regulatory requirements imposed upon it in any country.  The Marketing Party for the Co-Development Product in a particular country, in cooperation with the other Party to the extent necessary, shall investigate and respond to all such complaints in such country as soon as reasonably practicable.  The Party responsible for responding to such complaint shall promptly provide the other Party a copy of any such response.

(d)                                Adverse Drug Events.  As required under applicable regulatory requirements, each Party shall submit any necessary adverse event information and file reports to various governmental agencies on compounds under clinical investigation, compounds proposed for marketing, or marketed drugs in accordance with applicable regulatory requirements.  Each Party shall promptly provide the other Party a copy of any such adverse drug experience reports and, in the case of serious adverse events, notice thereof shall be provided to the other Party within twenty-four (24) hours of receiving notification of the event.

(e)                                 Recalls. The Parties shall use good faith and Commercially Reasonable and Diligent Efforts to coordinate any decision making with respect to issuing a recall, market withdrawal or correction of any Co-Development Product in either Party’s territory.  Each Party shall notify the other Party promptly (and in any event within three (3) business days of receipt of written notice) if any Co-Development Product is alleged or proven to be the subject of a recall, market withdrawal or correction in any country in the either Party’s territory.  The Parties shall cooperate in the handling and disposition of such recall, market withdrawal or correction with respect to a Co-Development Product in either Party’s territory, provided that the Marketing Party shall have responsibility for managing any recalls in its territory.

2.4                                Diligence.  As a condition for CAT maintaining its right to co-develop and co-commercialize the Co-Development Product in the Field and in the CAT Territory and for Dyax maintaining its right to co-develop and co-commercialize the Co-Development Product in the Field and in the Dyax Territory, such Party shall itself or through its Affiliates (or in the case of Dyax, its licensees) use Commercially Reasonable and Diligent Efforts in accordance with this Agreement and the Co-Development Plan to develop and commercialize the Co-Development Product in each country or region within such Party’s assigned territory.  Each Party shall provide the other Party on a not less than a calendar quarterly basis with documentation that reasonably demonstrates that such Party is maintaining such efforts.

If either Party (the “Notifying Party”) reasonably believes that the other Party has failed to maintain Commercially Reasonable and Diligent Efforts with respect to a particular country or region, it shall so notify the other Party in writing and the other Party shall then have ninety (90) days to demonstrate to the Notifying Party’s reasonable satisfaction that it is maintaining such efforts.  If the other Party has failed to maintain Commercially Reasonable and Diligent Efforts in such country or region in its assigned territory (“Abandoned Region”), then the license granted to the other Party under Clause 5.1 hereof with respect to sales of the Co-Development Product in the Field in such Abandoned Region shall terminate, and the Notifying Party shall have the option to assume responsibility for Marketing the Co-Development Product in the Field in that Abandoned Region; provided, however, that in the event the Parties are unable to agree on whether the other Party has failed to maintain Commercially Reasonable and Diligent Efforts in a country or region in its assigned territory, then the dispute shall be resolved in accordance with Clause 10.1 hereof.  If the Notifying Party assumes responsibility for Marketing the Co-Development Product in the Field in an Abandoned Region, then:

(a)                                  the other Party shall cooperate with the Notifying Party with respect to the Co-Development Product in the Field in such Abandoned Region,

(b)                                 the other Party shall grant and hereby grants to the Notifying Party an exclusive, worldwide license, with the right to grant sublicenses, under the Dyax Co-Development Product Technology and Dyax Co-Development Product Patent Rights or CAT Co-Development Product Technology and CAT Co-Development Product Patent Rights, as applicable, to make, have made, use, sell and import the Co-Development Product in the Field in the Abandoned Region, and

(c)                                  in lieu of payment under Article 4 hereof, the Notifying Party shall pay to the other Party a royalty as set forth below solely on Net Sales of the Co-Development Product in the Field in the Abandoned Region by the Notifying Party:

In the event the Notifying Party assumes the Abandoned Territory prior to the initiation of the first Phase I Clinical Trial of the Co-Development Product, the royalty shall be [*****] percent ([*****]%) of Net Sales;

In the event the Notifying Party assumes the Abandoned Territory after the initiation of the first Phase I Clinical Trial of the Co-Development Product, but prior to the initiation of the first Phase III Clinical Trial, the royalty shall be [*****] percent ([*****]%) of Net Sales; and,

In the event the Notifying Party assumes the Abandoned Territory after the initiation of the first Phase III Clinical Trial, the royalty shall be [*****] percent ([*****]%) of Net Sales.

The royalty, at the applicable rate, shall be payable on a country-by-country basis until the expiration of the last valid claim of the licensed Dyax Co-Development Product Patent Rights or

Confidential materials omitted and filed separately with the Securities and Exchange Commission.  Asterisks denote such omission.

CAT Co-Development Product Patent Rights, as applicable, or ten (10) years from the date of First Commercial Sale of the Co-Development Product, whichever occurs later.

2.5                                Provision of Materials.  Each Party shall provide the other Party with reasonable quantities of materials as necessary for the performance of the Co-Development Activities in accordance with the Co-Development Plan.  Each Party agrees that it will use such materials or derivatives thereof of the other Party only for the purposes of the Co-Development Activities, and will not transfer such materials or derivatives thereof to any Third Party without the written consent of the other Party hereunder.

2.6                                Trademarks.  All Co-Development Products shall be sold in each territory under trademarks selected by the Marketing Party in such territory (“Product Trademarks”).  The Marketing Party shall own, and shall be responsible for the preparation, prosecution and maintenance of applications relating to, such Product Trademarks in its territory.

ARTICLE 3.  THE STEERING COMMITTEE

3.1                                Composition.  A joint steering committee comprised of three (3) named representatives of Dyax and three (3) named representatives of CAT (the “Steering Committee”) shall be appointed by the Parties promptly after the Effective Date.  A Party may, upon written notice to the other Party, change one or more of its representatives to the Steering Committee at any time.

3.2                                Meetings.  The Steering Committee shall meet as needed but not less than once each calendar quarter.  Meetings may be held either in person or by telephone or video conference.  If the meetings are held in person, the place of such meetings shall alternate between the offices of Dyax and CAT, unless otherwise agreed to by the Steering Committee.  The time and form of such meetings shall be as the members of the Steering Committee shall agree.

3.3                                Minutes.  The Steering Committee shall keep accurate minutes of its deliberations and shall record all proposed decisions and all actions recommended or taken.  The Steering Committee shall designate at each meeting a member to act as secretary to prepare draft minutes for such meeting.  The designation of the secretary shall alternate between a Dyax representative and a CAT representative at each meeting of the Steering Committee.  Draft minutes shall be sent to all members of the Steering Committee within ten (10) working days after each meeting.  The draft minutes shall be edited by said secretary based on comments from the members of the Steering Committee and shall be distributed to the members prior to the next meeting of the Steering Committee for review and final approval at such next meeting.  All records of the Steering Committee shall at all times be available to both Parties.

3.4                                Responsibilities.  The Steering Committee will assist in the administration of the Co-Development Activities, including without limitation, the following responsibilities:

(a)                                 overseeing and monitoring the progress of the Co-Development Activities;

(b)                                assigning responsibility for certain development and commercialization activities as contemplated by this Agreement;

(c)                                  reviewing data and information generated in the performance of the Co-Development Activities, including, without limitation, the reports provided by the Parties under Clauses 2.4 and 4.8(a) of this Agreement;

(d)                                approving the initial Co-Development Plan and any amendments thereto;

(e)                                 facilitating the transfer of information between the Parties in accordance with this Agreement;

(f)                                   serving as the first forum for settlement of disputes or disagreements between the Parties; and

(g)                                performing such other functions as appropriate to further the purposes of the Co-Development Activities as determined by the Parties.

3.5                                Decisions of the Steering Committee.  Decisions of the Steering Committee shall be made by unanimous vote of all members of the Steering Committee.

3.6                                Disagreements.  All disagreements within the Steering Committee shall be subject to the following:

(a)                                 The representatives to the Steering Committee will negotiate in good faith for a period of not more than thirty (30) days to attempt to resolve the dispute;

(b)                                If the representatives to the Steering Committee are unable to resolve the dispute within such thirty (30) day period, then the matter shall resolved pursuant to the dispute resolution procedures of Clause 10.1 of this Agreement.

ARTICLE 4.  FINANCIAL TERMS

4.1                                Reimbursement for Dyax’s Prior Costs.  CAT shall pay to Dyax a sum equal to fifty percent (50%) of all Direct Costs incurred by Dyax prior to and including the date of the first IND filing for the Co-Development Product.  Such payment shall be made to Dyax within ten (10) days of the Effective Date of this Agreement.

4.2                                Co-Development Costs Prior to First Commercial Sale.  The Parties shall share equally (on a 50/50 basis) in the Co-Development Costs incurred by both Parties in accordance with Clause 2.1 hereof after the date of filing the first IND for the Co-Development Product and prior to the First Commercial Sale of the Co-Development Product.  In accordance with Clause 4.8(a), within thirty (30) days after the end of each calendar quarter, each Party shall furnish the Steering Committee with a report detailing the Co-Development Costs actually incurred by such Party in performing such Party’s Co-Development Activities.  Within thirty (30) days after the receipt of each report, the Parties shall make payments to one another so that each Party shall bear fifty percent (50%) of the total Co-Development Costs for such calendar quarter; provided however that any milestone payment payable to CAT by Dyax during such calendar quarter under Clause 8.1.1 of the Amendment Agreement will be credited against any payment by CAT to Dyax under this Clause 4.2.

4.3                                Sharing of Net Profits or Losses.  The Parties share equally (i.e. on a 50/50 basis) in the Parties’ Net Profits or Losses after the First Commercial Sale of the Co-Development Product.  In accordance with Clause 4.8(a), within thirty (30) days after the end of each calendar quarter, each Party shall furnish the Steering Committee with a report detailing the Co-Development Costs incurred by both Parties in accordance with Clause 2.1 hereof and Net Sales of both Parties for such calendar quarter.  Within thirty (30) days after the receipt of each report, the Parties shall make payments to one another so that each Party shall share equally (on a 50/50 basis) in the total Net Profits or Losses for such calendar quarter.

4.4                                No Royalties.  For the avoidance of doubt, neither Party shall have the obligation to pay royalties to the other Party on sales of the Co-Development Product, or to make any payments under the Amendment Agreement with respect to the Co-Development Product.

4.5                                Taxes.  A Party may deduct from any amounts it is required to pay pursuant to this Agreement an amount equal to that withheld for or due on account of any taxes (other than taxes imposed on or measured by net income or taxes that are already accounted for in the amount required to be paid) or similar governmental charge imposed by any jurisdiction (“Taxes”).  At the receiving Party’s request, the paying Party shall provide the receiving Party a certificate evidencing payment of any Taxes hereunder and shall reasonably assist the receiving Party, at the receiving Party’s expense, to obtain the benefit of any applicable tax treaty.

4.6                                Currency; Exchange Rates.  With respect to payments under Clauses 4.1 and 4.2 hereof, Dyax shall make all payments due to CAT in pounds sterling (or Euros if Euros have replaced pounds sterling at the time of payment) and CAT shall make all payments due to Dyax in United States Dollars.  With respect to payments under Clause 4.3 hereof, (a) Dyax shall make all payments due to CAT in pounds sterling (or Euros if Euros have replaced pounds sterling at the time of payment), except that if Dyax is obligated to share Net Profits received by Dyax in United States Dollars or other currency, then payment to CAT shall be paid in United States Dollars or such other currency, and (b) CAT shall make all payments due to Dyax in United States Dollars, except that if CAT is obligated to share Net Profits received by CAT in pounds sterling or other currency, then payment to Dyax shall be paid in pounds sterling or such other currency.  With respect to any royalty payments under Clauses 2.4 or 8.3(a), Dyax shall make all payments due to CAT in pounds sterling (or Euros if Euros have replaced pounds sterling at the time of payment) and CAT shall make all payments due to Dyax in United States Dollars and all amounts payable will be converted using as a rate of exchange the average rate for conversion as listed in The Wall Street Journal for the applicable calendar quarter.

4.7                                Late Payments.  Any payments due from a Party under this Agreement that are not paid within forty-five (45) days of the date such payments are due shall bear interest, to the extent permitted by law, at two (2) percentage points above the base prime rate of interest most recently reported by The Wall Street Journal calculated based on the number of days that payment is delinquent.

4.8                                Reports; Records; Audits.

(a)                                 Reports.  Within thirty (30) days of the end of each calendar quarter, each Party shall furnish to the Steering Committee a report detailing the reporting Party’s Co-Development Activities, Co-Development Costs and Net Sales for such calendar quarter.

(b)                                Record Retention.  Each Party shall maintain (and shall ensure that its Affiliates and, in the case of Dyax, its licensees, shall maintain) complete and accurate books, records and accounts that fairly reflect their respective Co-Development Costs and Net Sales, in each case in sufficient detail to confirm the accuracy of any payments required hereunder and in accordance with GAAP.  Each Party shall retain such books, records and accounts for three (3) years after the end of the period to which such books, records and accounts pertain (the “Retention Period”).

(c)                                 Audits.  During the Retention Period for any particular records of a Party, the other Party shall have the right, at its expense, to cause an independent certified public accountant (selected by the auditing Party and reasonably acceptable to the audited Party) to inspect such records during normal business hours for the sole purpose of verifying any reports and payments delivered under this Agreement.  Such accountant shall not disclose to the auditing Party any information other than information relating to the accuracy of reports and payments delivered under this Agreement and shall provide the audited Party with a copy of any report given to the auditing Party.  The Parties shall reconcile any underpayment or overpayment within thirty (30) days after the accountant delivers the results of the audit.  The auditing Party shall bear the cost of the audit; provided, that in the event that any audit performed under this Clause reveals an underpayment by the audited Party in excess of five percent (5%) for any calendar quarter, the audited Party shall bear the full cost of such audit.  The auditing Party shall treat all information subject to review under this Clause 4.8(c) in accordance with the confidentiality provisions of Article 9 of this Agreement and shall cause its accounting firm to enter into a reasonably acceptable confidentiality agreement with the audited Party obligating such firm to maintain all such financial information in confidence pursuant to such confidentiality agreement.

ARTICLE 5.  INTELLECTUAL PROPERTY RIGHTS

5.1                                Licenses.

(a)                                 License from Dyax to CAT.  Subject to the terms and conditions of this Agreement, Dyax hereby grants to CAT a fully-paid up, royalty-free, co-exclusive (with Dyax) license, without the right to grant sublicenses, under the Dyax Co-

Development Product Technology and Dyax Co-Development Product Patent Rights solely to perform CAT’s Co-Development Activities in accordance with the Co-Development Plan in the Field and in the CAT Territory.

(b)                                License from CAT to Dyax.  Subject to the terms and conditions of this Agreement, CAT hereby grants to Dyax a fully-paid up, royalty-free, co-exclusive (with CAT) license, without the right to grant sublicenses, under the CAT Co-Development Product Technology and CAT Co-Development Product Patent Rights solely to perform Dyax’s Co-Development Activities in accordance with the Co-Development Plan in the Field and in the Dyax Territory.

5.2                                Third Party Licenses.  In the event that either Party determines that it is necessary or useful to obtain a license from a Third Party in order for such Party to perform its Co-Development Activities, such Party shall notify the Steering Committee promptly in writing, and the Steering Committee shall determine the best course of action with respect thereto.  If the Steering Committee determines that such Third Party license is necessary or useful for the Co-Development Activities, the cost and expenses of obtaining and maintaining any such Third Party licenses shall be treated as the Co-Development Costs of the Party required to pay such costs and expenses.

5.3                                Ownership of the Co-Development Product.  CAT acknowledges and agrees that the Co-Development Product, the Dyax Co-Development Product Patent Rights and Dyax Co-Development Product Technology are proprietary to and owned or controlled by Dyax and that, except as expressly provided in this Agreement, CAT has no ownership or other rights in the foregoing.  Dyax shall have the sole right to file, prosecute and maintain the Dyax Co-Development Product Patent Rights.

5.4                                Enforcement of the Dyax Co-Development Product Patent Rights. Each Party shall promptly report in writing to the other Party any known or suspected infringement of the Dyax Co-Development Product Patent Rights in the Field and shall provide such other Party with all available evidence supporting such known or suspected infringement.  As determined by the Steering Committee, the Parties shall prosecute any Third Party infringement of the Dyax Co-Development Product Patent Rights and/or defend the Dyax Co-Development Product Patent Rights in any declaratory judgment action brought by a Third Party which alleges invalidity, unenforceability, or non-infringement of the Dyax Co-Development Product Patent Rights, and the Parties shall share equally the costs of any such action.  Each Party shall offer reasonable assistance to the other Party in connection therewith.  If the Parties recover any damages, by way of settlement or otherwise, in connection with such prosecution or defense, such recovery shall be shared equally by Dyax and CAT.  Should the Steering Committee elect not to prosecute any infringement or defend any declaratory judgment action in the Field within sixty (60) days of becoming aware of or being notified of such infringement or action, then Dyax shall have the right to do so under its own control and at its own expense and in the name of CAT to the extent legally necessary.  In the event Dyax elects to proceed with any such prosecution or defense, CAT shall offer reasonable assistance to Dyax in connection therewith.  If Dyax recovers any damages, by way of settlement or otherwise, in connection with such prosecution or defense, such recovery shall be retained by Dyax.

Should Dyax elect not to prosecute any infringement or defend any declaratory judgment action in the Field within ninety (90) days of becoming aware of or being notified of such infringement or action, then CAT shall have the right to do so under its own control and at its own expense and in the name of Dyax to the extent legally necessary.  In the event CAT elects to proceed with any such prosecution or defense, Dyax shall offer reasonable assistance to CAT in connection therewith.  If CAT recovers any damages, by way of settlement or otherwise, in connection with such prosecution or defense, such recovery shall be retained by CAT.

5.5                                Inventions and Patent Rights.

(a)                                 Dyax Inventions.  Dyax shall solely own any and all Inventions conceived or reduced to practice solely by or on behalf of Dyax during or as a result of the Co-Development Activities (“Dyax Inventions”).  Dyax shall own all right, title and interest in and to any and all Dyax Inventions and intellectual property rights with respect thereto.  Dyax shall have the sole right to prepare, file, prosecute, maintain and enforce any and all Patent Rights claiming Dyax Inventions.

(b)                                CAT Inventions.  CAT shall solely own any and all Inventions conceived or reduced to practice solely by or on behalf of CAT during or as a result of the Co-Development Activities (“CAT Inventions”) and all CAT Co-Development Product Patent Rights and CAT Co-Development Product Technology.  CAT shall own all right, title and interest in and to any and all CAT Co-Development Product Patent Rights and CAT Co-Development Product Technology and all CAT Inventions and intellectual property rights with respect thereto.  CAT shall have the sole right to prepare, file, prosecute, maintain and enforce any and all CAT Co-Development Product Patent Rights and all Patent Rights claiming CAT Inventions and CAT Co-Development Product Technology.

(c)                                 Joint Inventions.  The Parties shall jointly own any and all Inventions conceived or reduced to practice jointly by or on behalf of both Parties during or as a result of the Co-Development Activities (“Joint Inventions”).  Each Party will promptly disclose all Joint Inventions to the other Party.  The Parties shall jointly own all right, title and interest in and to any and all Joint Inventions and intellectual property rights with respect thereto.  Each Party shall take all necessary actions, including executing documents of assignment, to vest title to all Joint Inventions (including all intellectual property rights therein) with both Parties.  The preparation, filing, prosecution, maintenance and enforcement of Patent Rights claiming Joint Inventions shall be as mutually agreed between the Parties through the Steering Committee and the costs associated with such filing, prosecution, maintenance and enforcement shall be shared equally by the Parties.  Each Party shall promptly report in writing any known or suspected infringement of any Patent Rights claiming Joint Inventions in the Field and shall provide such other Party with all available evidence supporting such known or suspected infringement.

ARTICLE 6.  REPRESENTATIONS AND WARRANTIES

6.1                                Authorization.  Each party represents and warrants to the other that it has the legal right, power and authority to enter into this Agreement, and has obtained all necessary consents, to extend the rights and licenses granted to the other in this Agreement, and to fully perform its obligations hereunder, this Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms, and that the performance of such obligations will not conflict with its charter documents or any agreements, contracts, or other arrangements to which it is a party.

6.2                                Assignment by Employees.  Each Party represents and agrees that all of its employees, all of its Affiliates’ employees and all others acting on its or its Affiliates’ behalf in performing their respective obligations under this Agreement shall be obligated under a binding written agreement or established corporate policy to assign to such Party, or as such Party shall direct, all Inventions made or conceived by such employee or other person.

6.3                                Disclaimer of Warranties.  Nothing in this Agreement shall be construed as:

(a)                                 a warranty or representation by Dyax as to the validity or scope of any Dyax Co-Development Product Patent Right;

(b)                                a warranty or representation that the exploitation of the Dyax Co-Development Product Patent Rights or the manufacture, use or sale of a Co-Development Product is or will be free from infringement of patents of Third Parties;

(c)                                 an obligation of either party to bring or prosecute actions or suits against Third Parties for infringement;

(d)                                an obligation of Dyax to Prosecute any Dyax Co-Development Product Patent Right in any country;

(e)                                 creating any agency, partnership, joint venture or similar relationship between the Parties; or

(f)                                   conferring by implication, estoppel or otherwise any license, immunity or right under any Patent Right, other than in the Dyax Co-Development Patent Rights and CAT Co-Development Patent Rights in accordance with this Agreement.

(g)                                EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH HEREIN, DYAX AND CAT MAKE NO REPRESENTATIONS AND GRANT NO WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND DYAX AND CAT EACH SPECIFICALLY DISCLAIM ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE

VALIDITY OF ANY PATENT RIGHTS OR THE NON-INFRINGEMENT
OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

ARTICLE 7.  INDEMNIFICATION AND INSURANCE

7.1                                Indemnification.  Each Party agrees to defend, indemnify and hold the other Party, its Affiliates and their respective directors, officers, employees and agents and their respective successors, heirs and assigns (each individually, an “Indemnitee”), harmless from and against any losses, costs, claims, damages, liabilities or expenses (including reasonable attorneys’ and professional fees and other expenses of litigation) (collectively, “Liabilities”) arising out of Third Party claims, suits, actions, demands or judgments, including, without limitation, personal injury and product liability matters, suits, actions, or demands (a) relating to any Co-Development Product that is marketed, distributed or sold by or on behalf of such Party, its Affiliates, or in the case of Dyax, its licensees or other designees; (b) arising out of or resulting from a breach by such Party of any of its representations, warranties or covenants made hereunder; or (c) arising out of such Party’s negligence or intentional misconduct, except in each case to the extent such Liabilities resulted from a material breach of this Agreement by, or negligence or intentional misconduct on the part of, the Indemnitee(s).

7.2                                Indemnification Procedure.  In the event that an Indemnitee intends to claim indemnification under Clause 7.1, such Indemnitee shall promptly notify the indemnifying Party of any Liability in respect of which the Indemnitee intends to claim such indemnification, and the indemnifying Party shall assume and have exclusive control over the defense thereof with counsel selected by the indemnifying Party that is reasonably satisfactory to the Indemnitee; provided, however, that such Indemnitee shall have the right to fully participate in any such action or proceeding and to retain its own counsel, with the reasonable fees and expenses to be paid by the indemnifying Party, if representation of such Indemnitee by the counsel retained by the indemnifying Party would be inappropriate under applicable standards of professional conduct due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceedings.  Neither the indemnifying Party nor the Indemnitee shall enter into any settlement agreement with any Third Party without the consent of the other Party, which consent shall not be unreasonably withheld or delayed.  The failure to deliver notice to the indemnifying Party within a reasonable time after the commencement of such action, to the extent prejudicial to the indemnifying Party’s ability to defend such action, shall relieve the indemnifying Party of its obligations under Clause 7.1, but the failure to so deliver notice to the indemnifying Party will not relieve it of any Liability that it may have to any Indemnitee otherwise than as aforesaid.  The Indemnitee shall, at the expense of the indemnifying Party, cooperate with the indemnifying Party and its legal representatives in the investigation and defense of any Liability covered by this Agreement.

7.3                                Insurance.  Each Party shall have and maintain such types and amounts of liability insurance as is normal and customary in the industry generally for parties similarly situated, and shall upon request provide the other Party with a copy of its policies of insurance in that regard, along with any amendments and revisions thereto.

ARTICLE 8.  TERM AND TERMINATION

8.1                                Term.  Unless sooner terminated as provided herein, this Agreement shall commence on the Effective Date and shall remain in effect until the last to occur of (a) ten (10) years from the Effective Date, or (b) the last day of any calendar year in which no Net Sales were generated by CAT or Dyax or their respective Affiliates (or in the case of Dyax, its licensees) during such calendar year (the “Term”), unless earlier terminated as provided in this Article.

8.2                                Termination.

(a)                                 For Convenience.  Either Party shall have the right to terminate this Agreement at any time during the Term upon one hundred eighty (180) days’ prior written notice to the other Party.

(b)                                For Breach.  Upon a material breach of this Agreement by either Party, the non-breaching Party may provide written notice to the breaching Party specifying the material breach.  If the breaching Party fails to cure the material breach within thirty (30) days of such notice, then the non-breaching Party shall have the right to terminate this Agreement.

(c)                                 For Bankruptcy or Insolvency.  Either Party shall have the right to terminate this Agreement at any time during the Term, if the other Party becomes insolvent or is subject of a petition in bankruptcy whether voluntary or involuntary or of any other proceeding under bankruptcy or insolvency, including, without limitation, a reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the such Party, or in the event a receiver or custodian is appointed for such Party’s business or a substantial portion of such Party’s business is subject to attachment or similar process; provided, however, in the case of any involuntary bankruptcy proceeding such right to terminate shall only become effective if the Party consents to the involuntary bankruptcy or such proceeding is not dismissed within sixty (60) days after the filing thereof.

8.3                                Effect of Expiration or Termination.

(a)                                 Effect of Termination for Convenience.  In the event either Party provides notice of termination of this Agreement pursuant to Clause 8.2(a) above, the Parties shall continue to be obligated to make payments to each other under Article 4 during the one hundred eighty (180) day notice period.  Upon the effective date of termination, the terminating Party shall grant and hereby grants to the non-terminating Party an exclusive, worldwide license, with the right to grant sublicenses, under the Dyax Co-Development Product Technology and Dyax Co-Development Product Patent Rights or CAT Co-Development Product Technology and CAT Co-Development Product Patent Rights, as applicable, to make, have made, use, sell and import the Co-Development Product in the Field.

The non-terminating Party shall pay to the terminating Party a royalty as set forth below on Net Sales of the Co-Development Product by the non-terminating Party:

In the event this Agreement is terminated pursuant to Clause 8.2(a) above prior to the initiation of the first Phase I Clinical Trial of the Co-Development Product, the royalty shall be [*****] percent ([*****]%) of Net Sales;

In the event this Agreement is terminated pursuant to Clause 8.2(a) above after the initiation of the first Phase I Clinical Trial of the Co-Development Product, but prior to the initiation of the first Phase III Clinical Trial, the royalty shall be [*****] percent ([*****]%) of Net Sales; and,

In the event this Agreement is terminated pursuant to Clause 8.2(a) above after the initiation of the first Phase III Clinical Trial, the royalty shall be [*****] percent ([*****]%) of Net Sales.

The royalty, at the applicable rate, shall be payable on a country-by-country basis until the expiration of the last valid claim of the licensed Dyax Co-Development Product Patent Rights or CAT Co-Development Product Patent Rights, as applicable, or ten (10) years from the date of First Commercial Sale of the Co-Development Product, whichever occurs later.

Upon the effective date of termination, the terminating Party shall no right to make, have made, use, sell or import the Co-Development Product in the Field.

(b)                                Effect of Termination for Breach, Bankruptcy or Insolvency.  In the event either Party terminates this Agreement pursuant to Clause 8.2 (b) or Clause 8.2(c) above, the terminating Party shall grant and hereby grants to the non-terminating Party an exclusive, royalty-free, worldwide license, with the right to grant sublicenses, under the Dyax Co-Development Product Technology and Dyax Co-Development Product Patent Rights or CAT Co-Development Product Technology and CAT Co-Development Product Patent Rights, as applicable, to make, have made, use, sell and import the Co-Development Product in the Field.

(c)                                 Survival.  No expiration or termination of this Agreement shall eliminate any rights or duties of the Parties accrued prior to such expiration or termination.  Articles 1, 6, 7, 8, 9 and 10 and Clauses 2.2(b), 2.2(c), 2.2(d), 2.2(e), 4.6, 4.7 and 4.8 of this Agreement shall survive expiration or termination of this Agreement for any reason.

ARTICLE 9.  CONFIDENTIALITY & PUBLICITY

9.1                                Confidentiality.  With respect to any confidential information received from the other Party (“Confidential Information”), each Party undertakes and agrees to

Confidential materials omitted and filed separately with the Securities and Exchange Commission.  Asterisks denote such omission.

(a)                                 only use the Confidential Information for the purposes envisaged under this Agreement and not to use the same for any other purpose whatsoever;

(b)                                ensure that only those of its officers and employees who are directly concerned with the carrying of this Agreement have access to the Confidential Information on a strictly “need to know” basis and are informed of the secret and confidential nature of it;

(c)                                 keep the Confidential Information secret, confidential, safe and secure and shall not directly or indirectly disclose or permit to be disclosed the same to any Third Party, including any consultants or other advisors, without the prior written consent of the disclosing Party except to the extent disclosure is necessary in connection with its use as envisaged under this Agreement;

(d)                                ensure that the Confidential Information will not be covered by any lien or other encumbrance in any way, and

(e)                                 not copy, reproduce or otherwise replicate for any purpose or in any manner whatsoever any documents containing the Confidential Information except to the extent necessary in connection with its use as envisaged under this Agreement.

9.2                                Exceptions to Confidentiality.  The obligations referred to in Clause 9.1 above shall not extend to any Confidential Information which

(a)                                 is or becomes generally available to the public otherwise than be reason of breach by a recipient Party of the provision of Clause 9.1;

(b)                                is known to the recipient Party and is at its free disposal (having been generated independently by the recipient Party or a Third Party in circumstances where it has not been derived directly or indirectly from the disclosing Party’s Confidential Information prior to its receipt from the disclosing Party), provided that evidence of such knowledge is furnished by the recipient Party to the disclosing Party within twenty-eight (28) days of recipient of that Confidential Information;

(c)                                 is subsequently disclosed to the recipient Party without obligations of confidence by a Third Party owing no such obligations to the disclosing Party in respect of that Confidential Information;

(d)                                is required by law to be disclosed (including as part of any regulatory submission or approval process) and then only when prompt written notice of this requirement has been given to the disclosing Party so that it may, if so advised, seek appropriate relief to prevent such disclosure, provided always that in such circumstances such disclosure shall be only to the extent so required and shall be subject to prior consultation with the disclosing Party with a view to agreeing on the timing and content of such disclosure.

9.3                                Publicity.  No public announcement or other disclosures to Third Parties concerning the terms of this Agreement shall be made, whether directly or indirectly, by either Party

(except confidential disclosures to professional advisors) without first obtaining the approval of the other Party and agreement upon the nature and text of such announcement or disclosure with the exceptions that: (a) a Party may disclose those terms which it is required by regulation or law to disclose, provided that it takes advantage of all provisions to keep confidential as many terms of this Agreement as possible; and (b) the Party desiring to make any such public announcement or other disclosure shall inform the other Party of the proposed announcement or disclosure in reasonably sufficient time prior to public release, and shall provide the other Party with a written copy thereof in order to allow such Party to comment upon such announcement or disclosure.  Each Party agrees that it shall cooperate fully with the other with respect to all disclosures regarding this Agreement to the U.S. Securities Exchange Commission, the UK Stock Exchange and any other comparable body including requests for confidential information or proprietary information of either Party included in any such disclosure.

ARTICLE 10.  MISCELLANEOUS

10.1                          Dispute Resolution.  Any dispute arising between the Parties relating to, arising out of or in any way connected with this Agreement or any term or condition thereof, or the performance by either Party of its obligations hereunder, whether before or after termination of this Agreement, which has not been resolved by the Steering Committee within thirty (30) days after notice thereof has been given by one Party to the other Party and the Steering Committee (the “Initial Negotiation Period”) shall be referred to the Chief Executive Officers of each of the Parties.  The Chief Executive Officers shall meet to resolve such deadlock within thirty (30) days of the end of the Initial Negotiation Period, at a time and place mutually acceptable to them.  Any dispute that has not been resolved following good faith negotiations of the Chief Executive Officers for a period of thirty (30) days shall be referred to and finally settled by binding arbitration in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association.  There shall be three (3) arbitrators, each Party to designate one arbitrator and the two Party-designated arbitrators to select the third arbitrator.  The Party initiating recourse to arbitration shall include in its notice of arbitration its appointment of an arbitrator.  The appointing authority, in the event a Party does not or the Parties do not appoint arbitrator(s), shall be the American Arbitration Association in New York, New York.  The place of arbitration shall be New York, New York.  The language to be used in the arbitration shall be English.  Any determination by the arbitration panel shall be final and conclusively binding.  Judgement on any arbitration award may be entered in any court having jurisdiction thereof.  Each Party shall bear its own costs and expenses incurred in the arbitration; provided that the arbitration panel may assess the costs and expenses of the prevailing Party, including reasonable attorneys fees, against the non-prevailing Party.

10.2                          Notices.  All notices, requests, demands and other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given upon the date of receipt if delivered by hand, recognized international overnight courier, confirmed facsimile transmission, or registered or certified mail, return receipt requested, postage prepaid to the following addresses or facsimile numbers:

If to Dyax:	If to CAT:
Dyax Corp.	Cambridge Antibody Technology Limited
300 Technology Square	The Milstein Building
Cambridge, MA 02139	Granta Park, Cambridge
Attention: Chief Executive Officer	Cambridgeshire CB1 6GH
Facsimile: (617) 225-2501	United Kingdom
Attention: Company Secretary
Facsimile: 011-44-(0)1223 471472

Either party may change its designated address and facsimile number by notice to the other party in the manner provided in this Clause.

10.3                          Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

10.4                          Specific Performance.  The parties agree that irreparable damage will occur in the event that the provisions of Article 9 are not specifically enforced.  In the event of a breach or threatened breach of any such provisions, each Party agrees that the other Party shall, in addition to all other remedies, be entitled to temporary or permanent injunction, without showing any actual damage or that monetary damages would not provide an adequate remedy and without the necessity of posting any bond, and/or a decree for specific performance, in accordance with the provisions hereof.

10.5                          Assignment.  This Agreement may not be assigned by either party without the prior written consent of the other party, except that either party may assign this Agreement to any of its Affiliates or to a successor in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business pertaining to the subject matter of this Agreement, with prompt written notice to the other party of any such assignment.  This Agreement shall inure to the benefit of and be binding upon the parties and their respective lawful successors and assigns.

10.6                          Compliance With Law.  Nothing in this Agreement shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provision of this Agreement and any statute, law, ordinance, or treaty, the latter shall prevail, but in, such event the affected provisions of the Agreement shall be conformed and limited only to the extent necessary to bring it within the applicable legal requirements.

10.7                          Amendment and Waiver.  This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both parties.  Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

10.8                          Severabi1ity.  In the event that any provision of this Agreement shall, for any reason, be held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision hereof and the parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent.

10.9                          Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings between the parties relating to the subject matter hereof.

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as a sealed instrument effective as of the Effective Date.

DYAX CORP.	CAMBRIDGE ANTIBODY TECHNOLOGY LIMITED

By:	By:

Name:	Name:

Title:	Title:

Exhibit A

Co-Development Product

Exhibit B

Co-Development Plan